UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2021

PERSPECTA INC.
(Exact name of registrant as specified in its charter)

Nevada	001-38395	82-3141520
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14295 Park Meadow Drive Chantilly, Virginia	20151
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 571-313-6000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	PRSP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On January 27, 2021, Perspecta Inc. (the “Company” or “we”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Jaguar Parentco Inc. (“Parent”), a corporation organized under the laws of Delaware, and Jaguar Merger Sub Inc. (“Merger Sub”), a Nevada corporation and a direct, wholly owned subsidiary of Parent.

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each of the Company’s issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”) (other than Shares issued and held by the Company or any of the Company’s subsidiaries, and each Share of Company Common Stock that is owned by Parent, Merger Sub, or any of their respective wholly owned subsidiaries, in each case immediately prior to the Effective Time), will be converted automatically at the Effective Time into the right to receive from Parent $29.35 in cash per Share (the “Merger Consideration”), without interest.

In addition, at the Effective Time:

•
each stock option to acquire Shares (“Company Stock Option”) granted pursuant to the Perspecta Inc. 2018 Omnibus Incentive Plan (the “Company Stock Plan”), whether vested or unvested, outstanding immediately prior to the Effective Time, will be fully vested, canceled and converted into the right to receive a lump-sum cash payment, without interest, equal to the product of (A) the excess, if any, of the Merger Consideration over the applicable exercise price per Share subject to such Company Stock Option multiplied by (B) the number of Shares subject to such Company Stock Option; provided, however, that the portion of each Company Stock Option with respect to which the applicable exercise price per Share subject to such Company Stock Option is equal to or greater than the Merger Consideration will be canceled for no consideration;

•
each restricted share unit payable in Shares, or whose value is determined with reference to the value of Shares, granted pursuant to the Company Stock Plan, whose vesting is conditioned in full or in part based on achievement of performance goals or metrics (“Company PSUs”) outstanding immediately prior to the Effective Time will vest at the greater of the target level and actual performance based on the results through the Effective Time as determined by the Compensation Committee of the Company’s Board of Directors and will be canceled and converted into the right to receive, for each Share subject to such then-vested Company PSU, a lump-sum cash payment equal to the Merger Consideration;

•
each restricted share unit payable in Shares, or whose value is determined with reference to the value of Shares, granted pursuant to the Company Stock Plan, other than a Company PSU (“Company RSU”) outstanding immediately prior to the Effective Time will vest in full and will be canceled and converted into the right to receive, for each Share subject to such Company RSU, a lump-sum cash payment equal to the Merger Consideration;

•
each restricted share unit payable in Shares, or whose value is determined with reference to the value of Shares, granted pursuant to the Perspecta Inc. 2018 Non-Employee Director Incentive Plan (“Director RSU”) outstanding immediately prior to the Effective Time will vest in full and be canceled and converted into the right to receive, for each Share subject to such Director RSU, a lump-sum cash payment equal to the Merger Consideration; and

•
all dividend equivalent payments with respect to Company RSUs, Company PSUs and Director RSUs that have been accumulated or retained by the Company until the vesting or settlement of such awards will be distributed.

The Merger Agreement contains various customary representations, warranties and covenants, including, among others, covenants with respect to the conduct of the Company’s business prior to the Effective Time. Pursuant to the terms of the Merger Agreement, prior to the Effective Time, the Company is permitted to pay its regular quarterly dividend to its stockholders consistent with past practice.

The Company has also agreed not to (a) solicit proposals relating to certain alternative transactions or (b) enter into discussions or negotiations or provide non-public information in connection with any proposal for an alternative transaction from a third party, subject to certain exceptions to permit the Company’s Board of Directors to comply with its fiduciary obligations. The Company has also agreed to cease and cause to be terminated any existing discussions or negotiations, if any, with regard to certain alternative transactions. However, subject to satisfaction of certain conditions and under the circumstances specified in the Merger Agreement, the Company’s Board of Directors may change its recommendation and may also terminate the Merger Agreement either (i) to accept a superior proposal, (ii) in response to a bona fide alternative acquisition proposal that the Company’s Board of Directors determines constitutes a superior proposal or (iii) in response to an intervening event, in each case upon payment of the termination fee described below.
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The Merger Agreement includes a remedy of specific performance for Parent and, subject to certain conditions specified in the Merger Agreement, for the Company. The Merger Agreement also contains customary termination provisions for each of the Company and Parent. Upon termination of the Merger Agreement, under specified circumstances, including termination by the Company to accept and enter into a definitive agreement with respect to a Company Superior Proposal (as defined in the Merger Agreement), or by the Company or Parent following a Company Change in Recommendation (as defined in the Merger Agreement), the Company will be required to pay Parent a termination fee of $97,013,974. Upon termination of the Merger Agreement, under specified circumstances, including termination by the Company following Parent’s uncured beach of the Merger Agreement or failure to close the Merger when required to do so under the terms of the Merger Agreement, Parent will be required to pay the Company a termination fee of $242,534,936.

The Merger Agreement has been adopted by the Company’s Board of Directors, and the Company’s Board of Directors has recommended that stockholders of the Company vote in favor of the approval of the Merger and the Merger Agreement.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

The Merger Agreement, and the foregoing description of the Merger Agreement, have been included to provide investors and our stockholders with information regarding the terms of the Merger. The assertions embodied in the representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by information in a confidential disclosure letter provided by the Company to Parent in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties to the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts and circumstances about the Company, Parent or Merger Sub at the time they were made or otherwise, and information in the Merger Agreement should be considered in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the U.S. Securities and Exchange Commission (the “SEC”). Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 26, 2021, the Company’s Board of Directors adopted, an amendment to the Company’s Bylaws (the “Bylaws”), which became effective immediately (the “Bylaws Amendment”). The Bylaws Amendment added a new Article X to the Bylaws, which provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions involving the Company will be the Eighth Judicial District Court in and for the County of Clark, State of Nevada (or, if the Eighth Judicial District Court in and for the County of Clark, State of Nevada lacks jurisdiction over such action or proceeding, then another court of the State of Nevada or, if no court of the State of Nevada has jurisdiction, then the United States District Court for the District of Nevada). Further, the Bylaws Amendment provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the personal jurisdiction of such courts. The Bylaws Amendment also provides that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. The foregoing description of the Bylaws Amendment is not complete and is qualified in its entirety by reference to the Bylaws Amendment, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Important Information for Investors and Stockholders

This communication is being made in respect of the proposed transaction involving the Company and Parent.  In connection with the proposed transaction, the Company intends to file the relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder of the Company entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. The materials to be filed by the Company will be made available to the Company’s investors and stockholders at no expense to them and copies may be obtained free of charge on the Company’s website at www.perspecta.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov. Investors and stockholders of the Company are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction because they contain important information about the Company and the proposed transaction.

The Company and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of the Company stockholders in connection with the proposed transaction under SEC rules. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s executive officers and directors in the solicitation by reading the Company’s proxy statement for its 2020 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and the proxy statement and other relevant materials that will be filed with the SEC in connection with the proposed transaction when they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the proposed transaction when it becomes available.
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Forward-Looking Statements

All statements and assumptions in this communication that do not directly and exclusively relate to historical facts could be deemed “forward-looking statements.” Forward-looking statements are often identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “may,” “could,” “should,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and similar words and terms or variations of such. These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved.  Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of the Company’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of the Company’s control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, (i) the ability to obtain the requisite approval from stockholders of the Company; (ii) uncertainties as to the timing of the proposed transaction; (iii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances that would require the Company to pay a termination fee or other expenses; (vii) the effect of the pendency of the proposed transaction on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; (x) various risks related to health epidemics, pandemics and similar outbreaks, such as the COVID-19 pandemic, which may have material adverse effects on the Company’s business, financial position, results of operations and/or cash flows; (xi) any issue that compromises the Company’s relationships with the U.S. federal government, or any state or local governments, or damages the Company’s professional reputation; (xii) changes in the U.S. federal, state and local governments’ spending and mission priorities that shift expenditures away from agencies or programs that the Company supports; (xiii) any delay in completion of the U.S. federal government’s budget process; (xiv) failure to comply with numerous laws, regulations and rules, including regarding procurement, anti-bribery and organizational conflicts of interest; (xv) failure by the Company or its employees to obtain and maintain necessary security clearances or certifications; (xvi) the Company’s ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by the Company; (xvii) the Company’s ability to accurately estimate or otherwise recover expenses, time and resources for its contracts; (xviii) problems or delays in the development, delivery and transition of new products and services or the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; (xix) failure of third parties to deliver on commitments under contracts with the Company; (xx) misconduct or other improper activities from the Company’s employees or subcontractors; (xxi) delays, terminations, or cancellations of the Company’s major contract awards, including as a result of its competitors protesting such awards; (xxii) failure of the Company’s internal control over financial reporting to detect fraud or other issues; (xxiii) failure or disruptions to the Company’s systems, due to cyber-attack, service interruptions or other security threats; (xxiv) failure to be awarded task orders under the Company’s indefinite delivery/indefinite quantity contracts; (xxv) changes in government procurement, contract or other practices or the adoption by the government of new laws, rules and regulations in a manner adverse to the Company; (xxvi) uncertainty from the expected discontinuance of the London Interbank Offered Rate and transition to any other interest rate benchmark; and (xxvii) other factors as set forth from time to time in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as may be updated or supplemented by any subsequent Quarterly Reports on Form 10-Q or other filings with the SEC. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. The Company does not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger Agreement, dated as of January 27, 2021, by and among Perspecta Inc., Jaguar Parentco Inc. and Jaguar Merger Sub Inc.

3.1	Amendment to Bylaws of Perspecta Inc., effective January 26, 2021.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2021	PERSPECTA INC.

	By:	/s/ James L. Gallagher
James L. Gallagher
General Counsel and Secretary

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Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PERSPECTA INC.

JAGUAR PARENTCO INC.

AND

JAGUAR MERGER SUB INC.

Dated as of January 27, 2021

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 27, 2021 (this “Agreement”), is entered into by and among PERSPECTA INC., a Nevada corporation (the “Company”), JAGUAR PARENTCO INC., a corporation organized under the laws of Delaware (“Parent”) and JAGUAR MERGER SUB INC., a Nevada corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub” and, collectively with the Company and Parent, the “Parties”).  Certain defined terms used but not otherwise defined herein shall have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the NRS, with the Company surviving the Merger as the Surviving Corporation and a direct, wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, (a) determined that this Agreement and the Merger and other transactions contemplated hereby (the “Transactions”) are fair to, and in the best interests of, the Company’s stockholders, (b) adopted, approved and declared advisable this Agreement and the Transactions, (c) directed that this Agreement be submitted to the holders of Company Common Stock for approval and (d) resolved to recommend that the holders of Company Common Stock approve this Agreement and the Transactions;

WHEREAS, concurrently with the execution of this Agreement, and as consideration for and inducement to the Company’s willingness to enter into this Agreement, the Equity Fund is entering into the Guarantee with respect to certain obligations of Parent and Merger Sub under this Agreement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, (a) determined that this Agreement and the Transactions, are fair to, and in the best interest of, Parent and Parent’s stockholders and (b) approved and declared advisable this Agreement and the Transactions; and

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has, by unanimous vote, (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Sub’s sole stockholder, (b) adopted, approved and declared advisable this Agreement and the Transactions and (c) submitted this Agreement to Parent, as sole stockholder of Merger Sub, for approval thereby and recommended that Parent approve this Agreement and the Transactions (and Parent, as sole stockholder, has executed and delivered a unanimous written consent of the sole stockholder of Merger Sub approving this Agreement and approving the Transactions in accordance with the NRS, such approval to be effective immediately following the execution and delivery of this Agreement).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“A/R Facility” means, collectively, (a) that certain Amended and Restated Master Accounts Receivable Purchase Agreement, dated as of October 30, 2020, by and among Perspecta Enterprise Solutions LLC, as seller and seller representative, the various entities listed on Schedule B thereto, as sellers, the Purchasers party thereto, and MUFG Bank, Ltd. (“MUFG”), as the administrative agent, as amended, supplemented from time to time; and (b) that certain Guaranty, dated as of May 31, 2018, made by the Company in favor of MUFG, as the administrative agent, for the benefit of the Purchasers identified therein, as amended, supplemented from time to time.

“Accumulated Dividend Equivalents” means all dividend equivalent payments with respect to Company RSUs, Company PSUs and Director RSUs that have been accumulated or retained by the Company until the vesting or settlement of such awards.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, whether through the ownership of voting securities, by Contract or agency or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Commitment Letter” has the meaning set forth in Section 6.15(a).

“Alternative Financing” has the meaning set forth in Section 6.15(a).

“Alternative Financing Agreements” has the meaning set forth in Section 6.15(a).

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, all Laws enacted to implement the OECD Convention on Combatting Bribery of Foreign Officials in International Business Transactions, and all other applicable Laws relating to bribery, corruption or kickbacks.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Articles of Merger” has the meaning set forth in Section 2.2(b).

“Benefit Plan” means any employee benefit plan, program, policy, practices, or other arrangement, whether or not written, including (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and (b) any equity or equity-based, bonus, incentive, deferred compensation, retirement, pension, medical, dental, vision, accident, vacation, disability, life insurance, welfare, employment, change in control, retention, severance or fringe benefit plan, program or policy.

“Book-Entry Shares” has the meaning set forth in Section 3.3(b)(iii).

“Business Day” means any day that is a trading day on the NYSE, other than any day on which banks in New York, New York are authorized or required by applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Certificates” has the meaning set forth in Section 3.3(b)(i).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Acceptable Confidentiality Agreement” means a confidentiality agreement the terms of which that relate to confidentiality are no less restrictive, in the aggregate, to the person making such Company Acquisition Proposal than those contained in the Confidentiality Agreement, and for the avoidance of doubt, any such confidentiality agreement need not include explicit or implicit standstill restrictions or otherwise restrict the making of or amendment or modification to any Company Acquisition Proposal.

“Company Acquisition Proposal” means any offer or proposal, including any amendment or modification to any existing offer or proposal (other than, in each case, an offer or proposal made or submitted by or on behalf of Parent), relating to a Company Acquisition Transaction.

“Company Acquisition Transaction” means, other than the Transactions, any transaction (including any single- or multi-step transaction) or series of related transactions with a Person or “group” (as defined in the Exchange Act) relating to (a) the issuance to such Person or “group” or acquisition by such Person or “group” of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing at least 20% of the Company Common Stock or voting power of the Company, (b) the acquisition by such Person or “group” of any business or assets of the Company and the Company Subsidiaries representing at least 20% of (i) the consolidated assets of the Company (including indirectly through ownership of equity in Company Subsidiaries) and the Company Subsidiaries, taken as a whole, or (ii) the combined voting power of the Company, in either of cases (a) or (b), pursuant to a merger (including a reverse merger in which the Company is the surviving corporation), reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other similar transaction or (c) any combination of the foregoing that results in such Person or “group” acquiring at least 20% of the Company Common Stock or voting power of the Company.

“Company Alternative Acquisition Agreement” has the meaning set forth in Section 6.4(c).

“Company Balance Sheet” has the meaning set forth in Section 4.6(c).

“Company Benefit Plan” means any Benefit Plan maintained, sponsored or contributed to, by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary contributes or has any obligation, current or contingent, to contribute in which any current or former employee, officer or director of the Company or any Company Subsidiary or any beneficiary or dependent thereof participates or is eligible to participate.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.4(b).

“Company Business” means the business of the Company and the Company Subsidiaries as conducted on the date of this Agreement.

“Company Change in Recommendation” has the meaning set forth in Section 6.4(c).

“Company Common Stock” has the meaning set forth in Section 3.1(a)(ii).

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company ESPP” means the Perspecta Inc. Employee Stock Purchase Plan, effective August 5, 2020.

“Company Government Bid” shall mean any offer, quotation, bid or proposal to sell products or services to any Governmental Entity or any prime contractor, in each case, made prior to the Closing Date which, if accepted, would reasonably be expected to result in a Company Government Contract.

“Company Government Contract” shall mean any Contract for the sale of goods or services that is by or between the Company or any Company Subsidiary, on the one hand, and any (a) Governmental Entity, (b) prime contractor of a Governmental Entity in its capacity as a prime contractor or (c) higher-tier subcontractor with respect to any Contract of a type described in clauses (a) or (b) above, on the other hand.  A task, purchase, delivery or work order under a Company Government Contract shall not constitute a separate Company Government Contract, for purposes of this definition, but will be considered part of the Company Government Contract to which it relates.

“Company Intellectual Property” has the meaning set forth in Section 4.19.

“Company Intervening Event” means an Effect (other than a Company Acquisition Proposal) that, individually or in the aggregate, is material to the Company and the Company Subsidiaries, taken as a whole, that was not known to the Company Board as of the date of this Agreement (or if known, the consequences of which were not known to or reasonably foreseeable to by the Company Board as of the date of this Agreement), which Effect (or any consequence thereof) becomes known by the Company Board prior to the time of the Company Stockholder Approval.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or delay beyond the Outside Date the closing of the Merger; provided, however, that no Effect, to the extent resulting or arising from the following, individually or in the aggregate with any one or more other Effects, shall constitute or shall be considered in determining whether there has occurred a Company Material Adverse Effect:  (A) changes in general economic, regulatory, political, business, financial, congressional appropriation or market conditions in the United States or elsewhere in the world; (B) changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (C) changes in conditions generally affecting the industry in which the Company and the Company Subsidiaries operate, including changes in Governmental Entity funding level or program changes; (D) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (E) any epidemic, plague, pandemic or other outbreak of illness or public health event (including COVID-19), hurricane, flood, tornado, earthquake or other natural disaster or act of God (or any worsening of any of the foregoing), including, in each case, the response of governmental and non-governmental entities (including COVID-19 Measures); (F) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections or forecasts, any change in the market price or trading volume of Company Common Stock or any change in the Company’s credit rating (but excluding, in each case, the underlying causes of such failure or decline, as applicable, unless such underlying causes would otherwise be excepted from this definition); (G) the public announcement, pendency or performance of the Transactions or the identity of, or any facts or circumstances relating to Parent, Merger Sub or their respective Affiliates, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.4, Section 4.5 or Section 4.11(i)); (H) changes in, including any actions taken to comply with any change in, applicable Laws or the interpretation thereof; (I) changes in, including any actions taken to comply with any change in, GAAP or any other applicable accounting standards or the interpretation thereof; (J) any action required or specifically permitted to be taken by the Company pursuant to the terms of this Agreement or taken at the prior written direction of Parent or Merger Sub; (K) any breach of this Agreement by Parent or Merger Sub; or (L) any litigation or other Proceeding brought by any stockholder of the Company (or a derivative or similar claim) in connection with this Agreement or any of the Transactions to the extent asserting breach of fiduciary duty, inadequate disclosure or violations of applicable securities Law claims; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E), (H) or (I) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate adverse impact on the Company and the Company Subsidiaries as compared to any other participants that operate in the industries in which the Company and the Company Subsidiaries operate.

“Company Permits” has the meaning set forth in Section 4.17(b).

“Company Preferred Stock” has the meaning set forth in Section 4.2(a).

“Company PSU” means all restricted share units payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, granted pursuant to the Company Stock Plan, whose vesting is conditioned in full or in part based on achievement of performance goals or metrics.

“Company Related Parties” has the meaning set forth in Section 8.4(i).

“Company RSU” means all restricted share units payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, granted pursuant to the Company Stock Plan, other than Company PSUs.

“Company Specified Contract” has the meaning set forth in Section 4.15(a).

“Company Stock Option” means all stock options to acquire shares of Company Common Stock from the Company granted pursuant to the Company Stock Plan.

“Company Stock Plan” means the Perspecta Inc. 2018 Omnibus Incentive Plan and any other plan, arrangement or agreement, other than the Company ESPP and Director Stock Plan, whether written or unwritten, that has granted, or obligates the Company to grant, to an individual an equity-based compensatory award or right to purchase Company Common Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.4(c).

“Company Stockholders Meeting” means the meeting of the stockholders of the Company to consider the approval of this Agreement (including any postponement, adjournment or recess thereof).

“Company Subsidiary” means each Subsidiary of the Company.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (provided, that for this purpose the references to “20%” in the definition of Company Acquisition Transaction shall be deemed to be references to “50%”) made by a third party, that did not result from a material breach of Section 6.4, that the Company Board determines in its good faith judgment (after consultation with its financial advisors and outside counsel), taking into account all of the terms and conditions of such Company Acquisition Proposal and this Agreement (including any offer by Parent to amend the terms of this Agreement, termination or break-up fee, expense reimbursement provisions and conditions to consummation) and taking into account all financial, legal, regulatory and other aspects of such Company Acquisition Proposal that the Company Board considers in good faith to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions.

“Company Superior Proposal Notice” has the meaning set forth in Section 6.4(f)(i).

“Company Termination Fee” has the meaning set forth in Section 8.4(j).

“Confidentiality Agreement” has the meaning set forth in Section 6.7(a).

“Consent” means any consent, approval, license, permit, order, waiver or authorization of, or registration, declaration or filing with, or permit from any third party, including any Governmental Entity.

“Continuation Period” has the meaning set forth in Section 6.13(a).

“Continuing Employee” has the meaning set forth in Section 6.13(a).

“Contract” has the meaning set forth in Section 4.5(a).

“COVID-19” means SARS-CoV-2 or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 and any evolutions or mutations thereof or related or associated epidemic, plague, pandemic or outbreak of illness or public health event.

“Credit Facility” means that certain Credit Agreement, dated as of May 31, 2018 (as amended on December 12, 2018 and August 13, 2019 and as may be further amended, restated, supplemented or otherwise modified from time to time), by and among the Company, the guarantors party thereto, the lenders party thereto, and MUFG, as administrative agent and collateral agent.

“DCSA” means the Defense Counterintelligence and Security Agency of the United States Department of Defense (formerly, the Defense Security Service), or any successor thereto.

“DDTC” has the meaning set forth in Section 6.3(a).

“Debt Commitment Letter” has the meaning set forth in Section 5.5(a).

“Debt Financing” has the meaning set forth in Section 5.5(a).

“Director RSU” means all restricted share units payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, granted pursuant to the Director Stock Plan.

“Director Stock Plan” means the Perspecta Inc. 2018 Non-Employee Director Incentive Plan.

“Distribution Date” has the meaning set forth in Section 4.9(a).

“EDS Notes” means the 7.450% Notes due 2029 issued under the EDS Indenture.

“EDS Indenture” means that certain Indenture dated as of August 12, 1996, by and among PES LLC (f/k/a Electronic Data Systems Corporation), as issuer, and the Bank of New York Mellon Trust Company N.A. (successor to Chase Bank of Texas, National Association (f/k/a Texas Commerce Bank National Association)), as trustee, as amended, supplemented or otherwise modified from time to time, including as amended and supplemented by the Frist Supplemental Indenture, dated as of October 12, 1999, by and between PES LLC (f/k/a Electronic Data Systems Corporation), as issuer, and The Bank of New York Mellon Trust Company N.A. (successor to Chase Bank of Texas, National Association (f/k/a Texas Commerce Bank National Association)), as trustee, and the Ninth Supplemental Indenture, dated as of January 22, 2018, by and between PES LLC (f/k/a Enterprise Services LLC), as company, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect.

“Effective Time” has the meaning set forth in Section 2.2(c).

“Environmental Law” means any Law that (a) relates to pollution or protection of the environment, natural resources or occupational health and safety (as it relates to exposure to Hazardous Materials); or (b) imposes liability for, or standards of conduct concerning, the generation, treatment, storage, Release, cleanup, remediation, transport or handling of Hazardous Materials.

“Environmental Permit” means any permit, license, consent, certification, variance, exemption, approval or other authorization issued by a Governmental Entity pursuant to any Environmental Law.

“Equity Commitment Letter” has the meaning set forth in Section 5.5(a).

“Equity Financing” has the meaning set forth in Section 5.5(a).

“Equity Fund” has the meaning set forth in Section 5.5(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.

“ERISA Affiliate” means all Persons (whether or not incorporated) that would be treated together with a Person or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq., and the rules and regulations promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“FAR” shall have the meaning set forth in Section 4.5(b).

“Filed Company SEC Documents” has the meaning set forth in Article IV.

“Financing” has the meaning set forth in Section 5.5(a).

“Financing Action” has the meaning set forth in Section 9.12.

“Financing Agreements” has the meaning set forth in Section 6.15(a).

“Financing Commitment Letter” has the meaning set forth in Section 5.5(a).

“FOCI” has the meaning set forth in Section 4.13(e).

“FY 2021 STIP” has the meaning set forth in Section 6.13(b).

“FY 2022 STIP” has the meaning set forth in Section 6.13(c).

“FY 2022 STIP Stub Payment” has the meaning set forth in Section 6.13(c).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 4.5(b).

“Guarantee” has the meaning set forth in Section 5.10.

“Hazardous Material” means any substance, material or waste that is listed, defined, designated, classified or otherwise regulated as “hazardous”, “toxic”, a “pollutant” or “contaminant” or words of similar meaning and regulatory effect pursuant to any Environmental Laws, including petroleum and petroleum byproducts, asbestos, asbestos-containing materials, polychlorinated biphenyls, polyfluoroalkyl substances and radioactive materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, including, as applicable, the principal and accrued and unpaid interest thereon, any prepayment, redemption fees, premiums, penalties and any other amounts payable that would arise at the Closing as a result of the discharge of the obligations, including, in each case, any such amounts set forth in any applicable payoff letter, without duplication:  (a) indebtedness of such Person for borrowed money (including, with respect to the Company and the Company Subsidiaries, the indebtedness under the Credit Facility); (b) obligations of such Person evidence by bonds, notes, debentures or similar instruments (including, with respect to the Company and the Company Subsidiaries, the EDS Notes); (c) obligations of such Person to pay the deferred purchase or acquisition price or earn out for any property of such Person; (d) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a financing lease on a balance sheet of such Person under GAAP; (f) indebtedness secured by a Lien (other than a Permitted Lien) on property or assets owned or acquired by such Person, whether or not such indebtedness secured thereby has been assumed; (g) obligations in respect of currency or interest rate swaps, collars, caps, hedges or similar arrangements; or (h) indebtedness of others as described in clauses (a) through (g) above guaranteed by such Person; but “Indebtedness” does not include (i) accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable or are being disputed in good faith and, in each case, for which adequate reserves have been established in accordance with GAAP, and (ii) the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice.

“Indemnification Expenses” has the meaning set forth in Section 6.11(a).

“Indemnified Parties” has the meaning set forth in Section 6.11(a).

“Insurance Policies” has the meaning set forth in Section 4.21.

“Intellectual Property” means all intellectual property and similar proprietary rights, including intellectual property rights in the following:  (a) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names and all goodwill related thereto, all applications and registrations for the foregoing, including all renewals of the same, (b) inventions (regardless of whether patentable), utility models, supplementary protection certifications, patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues, (c) confidential information, trade secrets and know-how, (d) copyrightable works of authorship (including databases and other compilations of information), copyrights, industrial designs and other design rights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (e) all rights in computer software, including all object code, source code, specifications, algorithms, architectures, structures, displays, screens, layouts and development tools, and all documentation and media related thereto and (f) domain names, Internet addresses, other computer identifiers and social media identifiers and related accounts.

“International Trade Laws” means all applicable import, export, economic and trade sanctions, and antiboycott Laws of the United States and any other jurisdictions in which the Company and the Company Subsidiaries have or have had operations (except to the extent inconsistent with U.S. Law), including without limitation the Arms Export Control Act (22 U.S.C. § 1778); the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706); the Export Control Reform Act (50 U.S.C. §§ 4801-4852); Section 999 of the Internal Revenue Code; Title 19 of the U.S. Code; the ITAR (22 C.F.R. Parts 120-130); the Export Administration Regulations (“EAR,” 15 C.F.R. Parts 730-774); the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Parts 500-599); the U.S. customs regulations (19 C.F.R. Chapter 1); and the Foreign Trade Regulations (15 C.F.R. Part 30).

“IT Assets” means any computers, computer software, firmware, middleware, servers, and other operational and information technology, network and communications equipment owned, licensed or leased by the Company or the Company Subsidiaries.

“ITAR” shall have the meaning set forth in Section 4.5(b).

“Judgment” means any judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated, entered or issued by, a Governmental Entity, in each case, whether preliminary, temporary or final.

“Knowledge” means the actual knowledge, after reasonable inquiry, of (a) in the case of the Company and the Company Subsidiaries, the individuals listed in Section 1.1(a) of the Company Disclosure Letter and (b) in the case of Parent and Merger Sub, the individuals listed in Section 1.1 of the Parent Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, statute, Judgment, order, decree, ruling, treaty, convention, governmental directive, injunction or other binding directive, U.S. or non-U.S., of any Governmental Entity, including common law.

“Lease” has the meaning set forth in Section 4.12(b).

“Leased Real Property” means any real property leased, subleased, licensed or otherwise used by the Company and the Company Subsidiaries.

“Lender Related Parties” means the Lenders and their respective Affiliates, and the respective current and former directors, officers, employees, managers, managing members, general partners, limited partners, agents, advisors (including financial, tax and legal advisors), representatives and successors and permitted assigns of each of the foregoing.

“Lenders” has the meaning set forth in Section 5.5(a).

“Letter of Transmittal” has the meaning set forth in Section 3.3(b)(i).

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Measurement Date” has the meaning set forth in Section 4.2(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Merger Sub Common Stock” has the meaning set forth in Section 3.1(a)(i).

“MUFG” has the meaning set forth in the definition of “A/R Facility.”

“NISPOM” means the National Industrial Security Operating Manual, DOD 5220.22-M.

“NRS” means the Nevada Revised Statutes.

“NYSE” means the New York Stock Exchange.

“Opco Debt Financing” means the debt financing contemplated by that certain debt commitment, dated as of the date hereof, by and among Peraton Holding Corp., a Delaware corporation, Peraton Corp., a Delaware corporation, Peraton Inc., a Maryland corporation, and JPMorgan Chase Bank, N.A., substantially in the form provided to the Company on the date hereof.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the articles of formation or organization or certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership (general or limited), the certificate of formation or partnership and the partnership agreement, and (d) with respect to any other Person the organizational, constituent or governing documents or instruments of such Person, and in the case of each clauses (a) through (d) above, any amendments, supplements or other modifications thereto.

“Other Party” means (a) with respect to Parent and the Parent Subsidiaries, the Company and (b) with respect to the Company, Parent and Merger Sub.

“Outside Date” has the meaning set forth in Section 8.1(e).

“Owned Real Property” has the meaning set forth in Section 4.12(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” has the meaning set forth in Article V.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, would prevent or materially delay, interfere with, hinder or impair the consummation by Parent or Merger Sub of any of the Transactions.

“Parent Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate Parent’s and the Parent Subsidiaries’ assets and properties and to lawfully carry on Parent’s and the Parent Subsidiaries’ as they are being conducted as of the date of this Agreement.

“Parent Proposed Changed Terms” has the meaning set forth in Section 6.4(f)(iii).

“Parent Related Parties” means, collectively (a) Parent, (b) Merger Sub, (c) Equity Fund, (d) the Lender Related Parties, (e) any former, current or future general or limited partners, stockholders, financing sources, managers, members or Representatives of any Person named in the foregoing clauses (a) through (d), and (f) any Affiliates of any Person named in the foregoing clauses (a) through (e).

“Parent Subsidiaries” means each Subsidiary of Parent.

“Parent Termination Fee” has the meaning set forth in Section 8.4(j).

“Parties” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 3.3(a).

“PES LLC” means Perspecta Enterprise Solutions LLC (f/k/a Enterprise Services LLC, f/k/a HP Enterprise Services LLC, f/k/a Electronic Data Systems, LLC, f/k/a Electronic Data Systems Corporation), a Delaware limited liability company.

“Permitted Liens” means (i) Liens for Taxes (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with, and to the extent required by, GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice (A) that relate to obligations that are not delinquent or that the Company or any of the Company Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with, and to the extent required by, GAAP and (B) that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, (iv) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Entity that are not materially violated by any current use, occupancy or activity conducted by the Company or any of the Company Subsidiaries, or Parent or any of the Parent Subsidiaries, as applicable, and that would not be reasonably expected to interfere with the current use of the related real property, (v) in the case of the Leased Real Property, any Lien to which the fee simple interest (or any superior leasehold interest) is subject or Liens in favor of the lessors under the Lease for such real property, none of which, individually or in the aggregate, materially interfere with, or would reasonably be expected to interfere with, the current use of the related real property, (vi) easements, rights-of-way, encroachments, restrictions, conditions or imperfections of title or other similar Liens, which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the current use or utility of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (vii) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business consistent with past practice, or (viii) Liens arising from transfer restrictions under applicable Laws of the U.S. federal securities Laws or similar applicable Laws of any jurisdiction.

“Person” means any individual, corporation, limited liability company, limited or general partnership, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity, or any group composed of two or more of the foregoing.

“Personal Information” means (a) any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual; (b) Social Security numbers; or (c) any information that is regulated or protected by one or more Privacy and Security Laws, applicable to the Company.

“Privacy and Security Laws” means all applicable Laws relating to the Processing of Personal Information, including (a) each Law relating to the protection or processing of Personal Information that is applicable to the Company and the Company Subsidiaries, including, as applicable, the FTC Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Fair Credit Reporting Act, 15 U.S.C. 1681; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); (b) Laws requiring notification to any person or Governmental Entity in the event of a data breach; and (c) all implementing regulations and requirements.

“Proceeding” has the meaning set forth in Section 4.16.

“Proxy Statement” has the meaning set forth in Section 4.5(b).

“Registered” means, with respect to Intellectual Property, issued, registered, renewed or the subject of a pending application.

“Release” means any emission, spilling, seepage, leaking, escape, leaching, injection, pumping, pouring, emitting, emptying, discharging, injecting, dumping or disposing of Hazardous Materials from any source into or upon the environment.

“Replacement Facility Commitment Letter” has the meaning set forth in Section 5.5(a).

“Replacement Plans” has the meaning set forth in Section 6.13(b).

“Representatives” means with respect to a Person, its Affiliates and its and their respective directors, officers, employees, managers, general partners, controlling shareholders, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person to issue, transfer or sell any equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such equity interests or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Schedule 13e‑3” has the meaning set forth in Section 4.5(b).

“Securities Act” means the Securities Act of 1933, 15 U.S.C. § 77a et seq., and the rules and regulations promulgated thereunder.

“Security Incident” means an occurrence that (a) impacts the confidentiality, integrity, or availability of IT Assets; (b) impacts the information the IT Assets process, store, or transmit; or (c) constitutes a violation or imminent threat of violation of applicable Law relating to the safeguarding of information and IT Assets (including all information and transactions stored, processed, or transmitted therein or transmitted thereby).

“Software” means (a) all computer software, programs, applications (including for mobile devices), and software implementations of algorithms, models and methodologies; (b) databases in any form, database management code, data and compilations; (c) tool sets, development tools, compilers, library functions, higher level or “proprietary” languages, macros, member or user lists and information associated therewith, links, firmware, specifications, utilities, user and programming interfaces, menus, icons, templates, forms, methods of processing, software engines, and platforms; (d) all versions, updates, corrections, enhancements, replacements and modifications of the foregoing; and (e) all related documentation (including user manuals, developer notes, comments and annotations), diagrams, descriptions, computer print-outs, underlying tapes and materials, in each case, whether in Source Code, object code or any other form.

“Solvent” means, with respect to a Person, that such Person (a) has property with fair value greater than the total amount of its debts and liabilities, contingent, subordinated or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (b) has assets with present fair salable value not less than the amount that will be required to pay its liability on its debts as they become absolute and matured, (c) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and they become due in the usual course of its affairs and (d) is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which it has unreasonably small capital.

“Source Code” means any human-readable Software source code (including any portion or aspect thereof), or any proprietary information or algorithm contained, embedded or implemented, in any manner, in any Software source code, in each case, in any product or service of the Company or a Company Subsidiary.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Common Stock” has the meaning set forth in Section 3.1(a)(i).

“Takeover Law” means any “interested stockholder,” “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover Law or similar Law enacted under state or federal Law.

“Tax Matters Agreement” has the meaning set forth in Section 4.9(k).

“Tax Return” means any return, report or any other document (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with any Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, or other similar assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with any of the foregoing.

“Transactions” has the meaning set forth in the Recitals.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Voting Company Debt” has the meaning set forth in Section 4.2(d).

“Willful Breach” means an intentional and willful breach or an intentional and willful failure to perform, in each case that is the consequence of a deliberate action or omission (including a failure to cure circumstances) by the Company with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, result in a breach of this Agreement.

Section 1.2          Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)          the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)          examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)          the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)          the word “or” shall be disjunctive but not exclusive;

(e)          all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(f)          a defined term has its defined meaning throughout this Agreement and each exhibit, schedule, certificate or other document to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g)          all references to prices, values or monetary amounts refer to United States dollars;

(h)          wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i)          this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j)          the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k)          any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(l)           the Annexes and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement;

(m)         unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(n)          any references to (i) any Contract (including this Agreement), statute or regulation are to the Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section;

(o)          all references to days mean calendar days unless otherwise provided; and

(p)          all references to time mean New York City time.

ARTICLE II
THE MERGER; EFFECTS OF THE MERGER

Section 2.1          The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the applicable provisions of the NRS, whereupon the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Nevada as the surviving entity (the Company, as the surviving entity in the Merger, being sometimes referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned direct subsidiary of Parent.

Section 2.2          Closing.

(a)          The closing of the Merger (the “Closing”), shall take place at 10:00 a.m., New York City time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (the “Closing Date”) (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Paul, Weiss, Rifkind Wharton & Garrison LLP in New York, New York, or such other time, date or place as Parent and the Company may agree in writing.

(b)          Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall cause articles of merger with respect to the Merger prepared and executed in accordance with the relevant provisions of the NRS (the “Articles of Merger”) to be executed and filed with the Office of the Secretary of State of the State of Nevada.

(c)          The Merger shall become effective upon the filing of the Articles of Merger with the Office of the Secretary of State of the State of Nevada, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Articles of Merger in accordance with the NRS (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.3          Effect of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the NRS.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of each of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities obligations, restrictions, disabilities and duties of each of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, all as provided under the NRS.

Section 2.4          Organizational Documents.

(a)          At the Effective Time, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth in a form to be mutually agreed between Parent and the Company and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms, the terms of this Agreement and applicable Law.

(b)          At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as set forth in a form to be mutually agreed between Parent and the Company and, as so amended and restated, shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the terms of the articles of incorporation of the Surviving Corporation, such bylaws, the terms of this Agreement and applicable law.

Section 2.5          Directors and Officers of the Surviving Corporation.  At the Effective Time, (a) the officers of the Company shall become and constitute the only officers of the Surviving Corporation, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation and (b) the directors of Merger Sub shall become and constitute the only directors of the Surviving Corporation, and such directors shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.  The Parties shall take all necessary action to give effect to this Section 2.5.

ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1          Effect of the Merger on Capital Stock.

(a)          At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, any holder of any securities of Parent, Merger Sub or the Company or any other Person:

(i)          Merger Sub Common Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one validly issued fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”) and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock, if any, shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(ii)         Conversion of Capital Stock of the Company.  Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in Section 3.1(a)(iii)), including for the avoidance of doubt any shares of Company Common Stock outstanding immediately prior to the Effective Time whose prior restrictions have lapsed pursuant to Section 3.2, shall be converted automatically at the Effective Time into the right to receive from Parent $29.35 in cash (the “Merger Consideration”), without any interest thereon and subject to any withholding Taxes required by applicable Law in accordance with Section 3.3(h).  All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and extinguished and cease to exist.  Each holder of any such share of Company Common Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable.

(iii)        Company, Parent and Merger Sub-Owned Shares.  Each share of Company Common Stock that is issued and held by the Company or any of the Company Subsidiaries, and each share of Company Common Stock that is owned by Parent, Merger Sub or any of their respective wholly owned Subsidiaries, in each case immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.

(b)          Impact of Stock Splits, Etc.  In the event of any change in the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock (including options to purchase Company Common Stock) issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration shall be equitably adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event, subject to further adjustment in accordance with this Section 3.1(b). Nothing in this Section 3.1(b) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.2          Treatment of Equity Compensation Awards.

(a)          As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan or the Director Stock Plan) shall adopt such resolutions as may be required to effect the following:

(i)          adjust the terms of all outstanding Company Stock Options, whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be fully vested, canceled and converted into the right to receive a lump-sum cash payment, without interest, equal to the product of (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option; provided, however, that, notwithstanding the foregoing, the portion of each Company Stock Option with respect to which the applicable exercise price per share of Company Common Stock subject to such Company Stock Option is equal to or greater than the Merger Consideration shall be canceled at the Effective Time in exchange for no consideration;

(ii)         adjust the terms of all outstanding Company RSUs as necessary to provide that, at the Effective Time, each such Company RSU outstanding immediately prior to the Effective Time shall vest in full and shall be canceled and converted into the right to receive, for each share of Company Common Stock subject to such Company RSU, a lump-sum cash payment equal to the Merger Consideration;

(iii)        adjust the terms of all outstanding Company PSUs as necessary to provide that, at the Effective Time, each such Company PSU outstanding immediately prior to the Effective Time shall vest at the greater of the target level and actual performance based on the results through the Effective Time as determined by the Compensation Committee of the Company Board and shall be canceled and converted into the right to receive, for each share of Company Common Stock subject to such then-vested Company PSU, a lump-sum cash payment equal to the Merger Consideration;

(iv)          adjust the terms of all outstanding Director RSUs as necessary to provide that, at the Effective Time, each such Director RSU outstanding immediately prior to the Effective Time shall vest in full and shall be canceled and converted into the right to receive, for each share of Company Common Stock subject to such Director RSU, a lump-sum cash payment equal to the Merger Consideration;

(v)          distribute all Accumulated Dividend Equivalents to the applicable holders of Company RSUs, Company PSUs and Director RSUs; and

(vi)          make such other changes to the Company Stock Plan or the Director Stock Plan as the Company and Parent may agree are appropriate to give effect to the Merger.

(b)          With respect to any amount payable under Section 3.2(a) that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of such amount would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under this Agreement and the terms of the corresponding award that will not result in the imposition of such Tax or penalty.

(c)          As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to any Offering Period (as such term is defined in the Company ESPP) in progress as of the date of this Agreement under the Company ESPP, such Offering Period shall terminate and any option to purchase shares of Company Common Stock under the Company ESPP shall be deemed to have been exercised upon the earlier to occur of (A) immediately prior to the Effective Time or (B) the date on which such Offering Period would otherwise end, and no additional Offering Period(s) shall commence under such Company ESPP after the date of this Agreement, (ii) no individual participating in the Company ESPP shall be permitted to (A) increase the amount of his or her rate of payroll contributions thereunder from the rate in effect as of the date of this Agreement, or (B) except to the extent required by applicable Law, make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, (iii) no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP following the date of this Agreement and (iv) subject to the consummation of the Merger, the Company ESPP shall terminate, effective immediately prior to the Effective Time. Notwithstanding the foregoing, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company ESPP) shall use its best efforts to provide written notice to the participants in the Company ESPP at least ten (10) days prior to the Closing Date, and the participants in the Company ESPP shall, following the receipt of such notice, have the right to terminate their contributions to the Company ESPP and receive a cash distribution of their accounts prior to the Closing Date.

(d)          All payments described in Section 3.2(a) (other than with respect to Director RSUs) shall be paid through the payroll system or payroll provider of the Surviving Corporation or its applicable Affiliate as soon as practicable following the Effective Time (no later than the second regularly scheduled payroll run of the Surviving Corporation or its applicable Affiliate following the Closing Date).  Notwithstanding the foregoing, if any such payment cannot be made through such payroll system or payroll provider (including any payment with respect to Director RSUs), then the Surviving Corporation or its applicable Affiliate will issue a check for such payment promptly following the Closing Date (and in any event no later than 10 Business Days thereafter).  Parent shall deposit, or cause to be deposited, with the Surviving Corporation or its applicable Affiliate, by wire transfer of immediately available funds at or promptly following the Effective Time, the amount of any such payments to the extent that the Surviving Corporation’s or its applicable Affiliate’s cash as of the Effective Time is insufficient to fund such payments.

Section 3.3          Payment for Securities.

(a)          Paying Agent; Exchange Fund.  Prior to the Effective Time, Parent shall enter into an agreement with an entity designated by Parent and reasonably acceptable to the Company to act as agent for the holders of Company Common Stock in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration.  On the Closing Date and prior to or immediately following the filing of the Articles of Merger, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).  The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund.  Except as contemplated by this Section 3.3(a), the Exchange Fund shall not be used for any other purpose.  The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of shares of Company Common Stock for the Merger Consideration.  Any interest or other income resulting from investment of the Exchange Fund shall become part of the Exchange Fund.

(b)          Payment Procedures.

(i)          As soon as reasonably practicable after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to deliver to each record holder of, as of immediately prior to the Effective Time, an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) a letter of transmittal in the Paying Agent’s customary form (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration.

(ii)         Upon surrender to the Paying Agent of a Certificate, delivery of a duly completed and validly executed Letter of Transmittal, and such other customary documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to promptly receive in exchange therefor the Merger Consideration payable in respect of the number of shares formerly evidenced by such Certificate.  No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration or on any unpaid dividends and other distributions payable in respect of the Certificates.  If payment of the Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any applicable transfer and other Taxes and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.  Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time that may have been authorized by the Company (subject to this Agreement) and which remain unpaid at the Effective Time.

(iii)        As soon as reasonably practicable after the Effective Time, but in no event more than three Business Days after the Closing Date, Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to exchange any shares of Company Common Stock outstanding as of immediately prior to the Effective Time represented by book-entry (“Book-Entry Shares”) in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry; provided that the payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.  No interest shall be paid or accrued for the benefit of holders of Book-Entry Shares on the Merger Consideration or on any unpaid dividends and other distributions payable in respect of the Certificates.  Until exchanged as contemplated by this Section 3.3(b)(iii), each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such exchange the Merger Consideration payable in respect of such shares of Company Common Stock, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time that may have been authorized by the Company (subject to this Agreement) and which remain unpaid at the Effective Time.

(c)          Termination Rights.  All Merger Consideration paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock.  At the Effective Time, the Surviving Corporation shall cause the stock transfer books of the Surviving Corporation to be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates (other than Certificates evidencing shares of Company Common Stock described in Section 3.1(b)), without any interest thereon.

(d)          Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the date that is 12 months after the Closing Date shall be delivered to the Surviving Corporation, upon demand, and any former common stockholders of the Company who have not theretofore received the Merger Consideration, without interest thereon, shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

(e)          No Liability.  None of the Surviving Corporation, Parent, Merger Sub or the Paying Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law.  If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)          Lost, Stolen or Destroyed Certificates.  If any Certificate (other than a Certificate evidencing shares of Company Common Stock described in Section 3.1(a)(iii)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, without any interest thereon.

(g)          Dissenter’s Rights.  No holder of any shares of Company Common Stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal, pursuant to the NRS or otherwise, as a result of or in connection with this Agreement and the Transactions.

(h)          Withholding Taxes.  Notwithstanding anything in this Agreement to the contrary, each of Parent, the Company, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable to any holder of Company Common Stock or holder of equity or equity-based awards under the Company Stock Plan pursuant to this Agreement such amounts as Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, determines are required to be deducted or withheld with respect to the making of such payments under applicable Law.  To the extent that amounts are so properly deducted or withheld and timely paid over to the appropriate Governmental Entity by Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or holder of the equity or equity-based awards in respect of which such deduction or withholding was made.  If Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent determines that any amounts are required to be deducted or withheld (other than any deduction or withholding with respect to any payments constituting compensation for services), Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, shall use commercially reasonable efforts to, prior to deducting or withholding such amounts, notify the holder in respect of which such deduction and withholding is to be made and shall reasonably cooperate in good faith to establish or obtain any exemption from or reduction in the amount of any withholding that otherwise would be required.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with or furnished by the Company to the SEC on or after December 31, 2018 and prior to the date hereof (excluding any disclosures set forth in any such Filed Company SEC Documents in any risk factor section, any forward-looking disclosure or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein and solely where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure) and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) (provided, however, that nothing disclosed the Filed Company SEC Documents shall be deemed to modify or qualify any representation or warranty set forth in Section 4.1 (Organization, General Authority and Standing), Section 4.2 (Capital Structure), Section 4.3 (Company Subsidiaries; Equity Interests), Section 4.4 (Authority; Execution and Delivery; Enforceability) or Section 4.22 (Brokers or Other Advisors)) or (y) as set forth in the disclosure letter delivered by the Company to Parent as of the date hereof (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1          Organization, General Authority and Standing.  Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except solely in the case of any Company Subsidiary where any such failure would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries (a) has full power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  True and complete copies of the Company’s Organizational Documents as in effect on the date of this Agreement are included in the Filed Company SEC Documents.  There are not any stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company’s capital stock.

Section 4.2          Capital Structure.

(a)          The authorized capital stock of the Company consists of 750,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”).  At the close of business on January 25, 2021 (the “Measurement Date”), (i) 161,069,970 shares of Company Common Stock were issued and outstanding, (ii) 71,657 shares of Company Common Stock were subject to Company Stock Options, (iii) 1,960,951 shares of Company Common Stock were subject to Company RSUs, (iv) 2,105,351 shares of Company Common Stock were subject to Company PSUs based on target-level performance, (v) 54,400 shares of Company Common Stock were subject to Director RSUs, (vi) 5,752,767 shares of Company Common Stock were held by the Company in its treasury, (vii) 4,346,029 additional shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan, (viii) 147,400 additional shares of Company Common Stock were reserved and available for issuance pursuant to the Director Stock Plan, (ix) 8,496 shares of Company Common Stock were subject to outstanding purchase rights with respect to any Offering Period (as such term is defined in the Company ESPP) in progress as of the Measurement Date under the Company ESPP, assuming all outstanding purchase rights are exercised pursuant to payroll deductions through January 15, 2021 and based on a purchase price per share of Company Common Stock equal to 95% of the Merger Consideration and (x) 0 shares of Company Preferred Stock were issued and outstanding.  Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding.  From the Measurement Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, other than the rights under the Company Stock Plan, Company ESPP and the Director Stock Plan and any related award agreements.

(b)          Section 4.2(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the Measurement Date, of all outstanding Company Stock Options, Company RSUs, Company PSUs and Director RSUs, the number of shares of Company Common Stock subject to each such Company Stock Option, Company RSU, Company PSU and Director RSU, the grant date and exercise price, if any, of each such Company Stock Option, Company RSU, Company PSU and Director RSU and the names of the holders of each Company Stock Option, Company RSU, Company PSU and Director RSU.

(c)          All outstanding shares of Company Common Stock, and all such shares that may be issued prior to the Effective Time when issued, (i) are or will be, as applicable, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and (ii) issued in compliance in all material respects with applicable securities Laws and other applicable Law and all requirements set forth in applicable Contracts.

(d)          As of the date of this Agreement, there are no bonds, debentures, notes or other Indebtedness of the Company or any of the Company Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).

(e)          Except as set forth above, as of the date of this Agreement, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other equity-based compensation or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into, as applicable, any such option, warrant, security, unit, right or Contract or (iii) that give any person the right to receive any economic interest of any nature accruing to the holders of Company Common Stock.  As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other equity-based compensation or other rights to acquire shares of capital stock of the Company, except for (A) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plan and Company Common Stock purchased under the Company ESPP and (B) in connection with Company Stock Options, Company RSUs, Company PSUs and Director RSUs upon settlement or forfeiture of awards or payment of the exercise price of Company Stock Options.  Neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(f)          All Company Stock Options, Company RSUs, Company PSUs and Director RSUs are evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent, except that such agreements may differ from such forms with respect to the number of Company Stock Options, Company RSUs, Company PSUs and Director RSUs or shares of Company Common Stock covered thereby, the exercise price (if applicable), the vesting schedule, the expiration date applicable thereto and other similar terms.

Section 4.3          Company Subsidiaries; Equity Interests.

(a)          Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the (i) name, (ii) jurisdiction of incorporation or organization and (iii) record holder of the issued and outstanding equity interests of each (A) Company Subsidiary and (B) entity (other than the Company Subsidiaries) in which the Company or any Company Subsidiary owns any interest.  All of the outstanding interests in each Company Subsidiary have been validly issued, fully paid and nonassessable and are owned by the Company, free and clear of all Liens, other than Permitted Liens.  As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Company Subsidiary.

(b)          Except as set forth in Section 4.3(a) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, nor does the Company or any Company Subsidiary have any obligation, contingent or otherwise, to consummate any material additional investment in any Person other than a Company Subsidiary.

Section 4.4          Authority; Execution and Delivery; Enforceability.

(a)          The adoption, execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval.  The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

(b)          The Company Board, at a meeting duly called and held, (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company’s stockholders, (ii) adopted, approved and declared advisable this Agreement and the Transactions, (iii) assuming the representations and warranties set forth in Section 5.9 are true and correct, took all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of shares of the Company Common Stock as set forth in the Company’s Organizational Documents or in any state takeover statute (including, without limitation, Sections 78.378  to 78.3793, inclusive, and Sections 78.411 to 78.444, inclusive, of the NRS) to be inapplicable to the Transactions, (iv) directed that this Agreement be submitted to the holders of Company Common Stock for its approval and (v) recommended that the holders of Company Common Stock approve this Agreement and the Transactions (such recommendation described in clause (v), the “Company Board Recommendation”).

(c)          Assuming the representations and warranties set forth in Section 5.10 are true and correct, the only vote of holders of any class or series of capital stock of the Company necessary to approve this Agreement and to consummate the Merger is the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”).

Section 4.5          No Conflicts; Consents.

(a)          The execution and delivery by the Company of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or the Company Subsidiaries under, any provision of (i) the Organizational Documents of the Company or any Company Subsidiary, (ii) any Company Permit or any contract, lease, license, indenture, note, bond, other evidence of indebtedness, arrangement, understanding, undertaking, agreement, concession, franchise or other binding instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b) and Section 6.3(a), any Law applicable to the Company or the Company Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)          No Consent of any national, Federal, state, provincial, local or other government, domestic, foreign or supranational, or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) or other Person, is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) a proxy or information statement relating to the approval of this Agreement by the Company’s stockholders (the “Proxy Statement”), (B) a Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the stockholders of the Company (the “Schedule 13E-3”) and (C) such reports under the Exchange Act and the Securities Act as may be required in connection with this Agreement or the Transactions, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required under the rules and regulations of the NYSE, (v) compliance with the applicable requirements under the NISPOM, (vi) compliance with the applicable requirements under Title 22, Section 122.4 of the International Traffic in Arms Regulations (the “ITAR”), (vii) compliance with the applicable requirements of the U.S. Federal Acquisition Regulation (“FAR”) 52.215-19, and (viii) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.6          SEC Documents; Undisclosed Liabilities.

(a)          Since December 31, 2018, the Company has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act or the Securities Act.  At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently Filed Company SEC Document, in which case as of the date of such amendment), each Filed Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.  The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Filed Company SEC Documents.  As of the date hereof, neither the Company nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.  As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC with respect to any of the Filed Company SEC Documents and, to the Knowledge of the Company, none of the Filed Company SEC Documents is the subject of ongoing SEC review or investigation.  None of the Company Subsidiaries is, or has at any time since December 31, 2018 been, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b)         The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the Filed Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to year-end adjustments, that are not, individually or in the aggregate, material in amount or nature).

(c)          Except as reflected or reserved against in the consolidated balance sheet of the Company, as of October 2, 2020, or the notes thereto, included in the Filed Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of the Company or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto; (iii) liabilities or obligations incurred in connection with the Transactions and (iv) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Since December 31, 2018, neither the Company nor any of the Company Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.

(d)          The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in Rule 13a-15(e) and Rule 15d-15(e), and Rules 13a-15(f) and 15d-15(f) under the Exchange Act Rules, respectively) as required by the Exchange Act.  From December 31, 2018 to the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and, in each case, neither the Company nor any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board.

Section 4.7          Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13e‑3 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders (as applicable), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.  No representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.8          Absence of Certain Changes or Events.

(a)          Since March 31, 2020, there has not been any Company Material Adverse Effect.

(b)          From March 31, 2020 through the date of this Agreement, the Company and the Company Subsidiaries have conducted each of their respective businesses in the ordinary course in substantially the same manner as previously conducted (except (x) in connection with modifications, suspensions or alterations of operations resulting from, or determined by the Company and the Company Subsidiaries to be advisable and reasonably necessary in response to, COVID-19 and COVID-19 Measures and (y) with respect to this Agreement and discussions, negotiations and transactions related thereto), and during such period there has not been:

(i)          any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) with respect to, any capital stock of the Company;

(ii)         any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(iii)        any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except as may have been required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law; or

(iv)        any other action taken that if taken after the date of this Agreement without the prior written consent of Parent would constitute a violation of Section 6.1 (other than clauses (c)(i), (e), (g) and (j) of Section 6.1).

Section 4.9          Taxes. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(a)          Since May 31, 2018 (the “Distribution Date”), each of the Company and the Company Subsidiaries has (i) timely filed, or caused to be timely filed on its behalf, taking into account any extensions of time within which to file, all Tax Returns required to have been filed by it, and all such Tax Returns are true, correct and complete, and (ii) paid, or caused to be paid, all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.

(b)          The most recent financial statements contained in the Filed Company SEC Documents reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods through the date of such financial statements.

(c)          There are no disputes, audits, examinations, investigations or proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is a party to any litigation or administrative Proceeding relating to Taxes.  Since the Distribution Date, no deficiency for any Tax has been asserted or assessed by a taxing authority in writing against the Company or any Company Subsidiary that has not been paid, settled or withdrawn or is not being contested in good faith in appropriate Proceedings.

(d)          There are no Liens for Taxes other than Permitted Liens upon any property or assets of the Company or any Company Subsidiary.

(e)          There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or Tax deficiencies against the Company or any Company Subsidiary.

(f)          The Company and each Company Subsidiary have properly collected all sales Taxes required to be collected in the time and manner required by any applicable Law and remitted all such sales Taxes and applicable use Taxes to the applicable Governmental Entity in the time and in the manner required by any applicable Law.

(g)          The Company and the Company Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding income Taxes) executed on or prior to the date hereof, (B) installment sale or open transaction disposition made on or prior to the Closing Date or (C) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(h)          The Company and each Company Subsidiary is in material compliance with all applicable information reporting and Tax withholding requirements under state, local or foreign Laws regarding Taxes.

(i)           Neither the Company nor any Company Subsidiary has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(j)           Since the Distribution Date, neither the Company nor any Company Subsidiary has received a written claim by any Governmental Entity in a jurisdiction where it does not file income or franchise Tax Returns that it is or may be subject to income or franchise taxation by that jurisdiction.

(k)          Other than the Tax Matters Agreement, dated as of May 31, 2018, by and between DXC Technology Company and the Company (the “Tax Matters Agreement”), neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such agreements or arrangements exclusively between the Company and any Company Subsidiary or (ii) customary tax provisions in commercial agreements the primary subject matter of which is not Tax). Since the Distribution Date, neither the Company nor any Company Subsidiary has (i) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or a Company Subsidiary) or (ii) any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) or as a transferee or successor, or otherwise.

(l)           Neither the Company nor any Company Subsidiary has (i) constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement; (ii) Knowledge of any facts that are reasonably likely to cause any prior transactions from and since the Distribution Date in which the Company or any Company Subsidiary was treated as either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) to not qualify for tax-free treatment under Section 355 (including by reason of Section 355(e)) or 361 of the Code, including in connection with the transactions contemplated by this Agreement, or (iii) Knowledge of any breach by the Company or any Company Subsidiary of the Tax Matters Agreement, including in connection with the transactions contemplated by this Agreement.

(m)         Since the Distribution Date, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations.

(n)          Neither the Company nor any Company Subsidiary has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)          All related party transactions between any of the Company and the Company Subsidiaries have been on an arms’ length basis in accordance with Section 482 of the Code, or any state or foreign law equivalent, and is supported by contemporaneous transfer pricing documentation.

(p)          Neither the Company nor any Company Subsidiary has deferred any Taxes under Section 2302 of the CARES Act (or any provision of applicable Law with similar effect or import) that otherwise would have been required to be deposited and paid in connection with amounts paid by the Company or any Company Subsidiary to any employee or independent contractor. Neither the Company nor any Company Subsidiary has claimed any employee retention credit pursuant to Section 2301 of the CARES Act nor has any obligations under any loans issued pursuant to the Paycheck Protection Program under the CARES Act.

Section 4.10        Labor Relations.

(a)          There are no collective bargaining, works council or other labor union agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound.  None of the employees of the Company or any Company Subsidiary is represented by any union with respect to his or her employment by the Company or any Company Subsidiary.  Since June 1, 2018, neither the Company nor any Company Subsidiary has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary.  There is no unfair labor practice charge or complaint or other Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any similar Governmental Entity that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance, with all applicable Laws relating to employment, labor and employment practices and the terms and conditions of employment, including Laws relating to hiring, employment, discrimination, classification of service providers as non-employees, hours of work and the payment of wages or overtime wages.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, each individual who has rendered services to the Company or any Company Subsidiary who is or was classified by the Company or any Company Subsidiary as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) was properly so characterized.

(b)          To the Knowledge of the Company, since December 31, 2018, no allegations of sexual harassment have been made to the Company against any individual holding the position of Senior Vice President or more senior position.

Section 4.11        Employee Benefits.

(a)          Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan.

(b)          With respect to each material Company Benefit Plan, Company has made available to Parent true and complete copies of (i) each writing constituting a part of such Company Benefit Plan, including all plan documents, amendments (or, in either case, with respect to any unwritten material Company Benefit Plan, a written description thereof), other than any Company Benefit Plan that the Company or any Company Subsidiary is prohibited from making available to Parent as a result of applicable Law relating to the safeguarding of data privacy, (ii) each current trust, material insurance, annuity or other funding Contract related thereto, (iii) the current summary plan description and any material supplements and modifications thereto, if any, (iv) the most recent annual financial report, if any, (v) the most recent determination letter from the IRS and (vi) the most recent annual report on Form 5500 required to be filed with the Department of Labor with respect thereto (if any).

(c)          Each Company Benefit Plan has been maintained, funded and administered in accordance with its terms and was established, has been administered and maintained, and is in compliance with ERISA, the Code and all other applicable Laws applicable to such Company Benefit Plans, other than failures that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  The amount by which the actuarial present value of all accrued benefits under any Company Benefit Plan (whether or not vested) exceeds the fair market value of the assets of such Plan is properly accrued and reflected on the Company Balance Sheet.

(d)          To the Knowledge of the Company, none of the Company, any Company Subsidiary, nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any Company Subsidiary or any person that the Company or any Company Subsidiary has an obligation to indemnify, to any material tax, penalty  or other liability.

(e)          There are no pending and, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Company Benefit Plan, any participant in a Company Benefit Plan, or any other party.

(f)           Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the Internal Revenue Service that has not been revoked, and no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification.

(g)          None of the Company, any Company Subsidiary, or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is required to maintain or contribute to, or has any actual or contingent liability under, (i) any plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, nor, in each case, have they sponsored, maintained or has had any obligation (current or contingent) to contribute to any such plan within the preceding six years.

(h)          Neither the Company nor any Company Subsidiary has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or the Company Subsidiaries other than for continuation coverage required under Section 4980B of the Code or any state Laws.

(i)           None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval, or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee, contractor or consultant of the Company or any Company Subsidiary to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Benefit Plan, (iii) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust, (iv) result in any breach or violation of or default under any Company Benefit Plan or (v) to the Knowledge of the Company, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

Section 4.12        Title to Properties.

(a)          Section 4.12(a) of the Company Disclosure Letter sets forth a complete list of all real property owned by the Company and the Company Subsidiaries (the “Owned Real Property”).

(b)          Section 4.12(b) of the Company Disclosure Letter sets forth a complete list of all material Leased Real Property.  With respect to each lease, sublease, license, occupancy and other similar agreement, including all amendments and modifications thereto with respect to the Leased Real Property (each, a “Lease”), (i) such Lease is a valid and binding agreement of the Company or the applicable Company Subsidiary and is in full force and effect, except as would not have a Company Material Adverse Effect and (ii) as of the date hereof, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default under such Lease on the part of the Company or applicable Company Subsidiary, or, to the Knowledge of the Company, any other party to such Lease.

(c)          Excepting Government-furnished Property as that term is defined in FAR 45.101 and excepting as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries have good, valid and indefeasible title (or, to the extent not owned, a valid leasehold interest) to all Owned Real Property, Leased Real Property and personal properties that are material to the business of the Company or any Company Subsidiary, together with all improvements, fixtures and appurtenances thereto, in each case free and clear of all Liens and defects and imperfections of title except for Permitted Liens.  As of the date of this Agreement, there does not exist any pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the Owned Real Property or Leased Real Property of the Company and the Company Subsidiaries.

(d)          Other than pursuant to the Leases, neither of the Company nor any of the Company Subsidiaries has granted or entered into any pending option, right of first refusal or other contractual right or similar agreement to purchase, assign or dispose of the Owned Real Property or Leased Real Property or to allow or grant to any third party the right to use or occupy the Owned Real Property or Leased Real Property.

(e)          The Leased Real Property and Owned Real Property constitutes all of the material real property used, and necessary, in the conduct of the business of the Company and the Company Subsidiaries as currently being conducted.

Section 4.13         Company Government Contracts. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(a)          With respect to each Company Government Contract and each Company Government Bid:

(i)          each of the Company and Company Subsidiaries is, and since June 1, 2018 has been, in compliance with all terms and conditions of each of its Company Government Contracts and Company Government Bids;

(ii)         the Company and each of the Company Subsidiaries has, since June 1, 2018, fully complied with all requirements of the Truthful Cost or Pricing Data Statute, the Procurement Integrity Act, the False Claims Act and all other Laws applicable to any of its Company Government Contracts and Company Government Bids and there is no pending (A) claim for fraud (as such concept is defined under the Laws of the United States) in connection with any Company Government Contract or under the False Claims Act, the Truthful Cost or Pricing Data Statute or the Procurement Integrity Act or (B) claim under the Truthful Cost or Pricing Data Statute;

(iii)        all representations and certifications, since June 1, 2018, including claims for payment, made by the Company or any of the Company Subsidiaries with respect to each Company Government Contract or Company Government Bid were complete and accurate as of their effective date and the Company and each Company Subsidiary has complied with all such representations and certifications and neither any Governmental Entity nor any prime contractor, subcontractor or other Person or entity has notified the Company or any Company Subsidiaries, orally or in writing, that the Company or any Company Subsidiaries has, or may have, breached or violated in any respect any Law, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Bid; and

(iv)        no reports have been issued since June 1, 2018 resulting from any audits, reviews, or other investigations conducted by the Defense Contract Audit Agency or other Governmental Entity of any of the Company Government Contracts that conclude that the Company or the Company Subsidiaries are engaged in overcharging, mischarging or defective pricing practices, and there are no audits, reviews, or investigations by any Governmental Entity which are either ongoing or have been completed but the report of which has not been issued (and is reasonably expected to be issued) and which the Company or any Company Subsidiary expects will recommend cost disallowances, fines, penalties or other sanctions.

(b)          Neither the Company nor any Company Subsidiaries nor any of their respective directors, officers, employees, nor, to the Knowledge of the Company, any of their respective consultants or agents, is, or, since June 1, 2018, has been (i) under any administrative, civil or criminal investigation, audit, indictment or information by any Governmental Entity; (ii) or debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension, from participation in the award of any Contract with a Governmental Entity.

(c)          Neither the Company nor any Company Subsidiary has, since June 1, 2018, received notice of any outstanding claims or requests for equitable adjustment arising under or relating to any contract with a Governmental Entity.

(d)          With respect to any Company Government Contract, neither the Company nor any Company Subsidiary has, since June 1, 2018, received any notice of termination for default, cure notice, letter of concern or show cause notice that related to a material non-performance that was not properly resolved and withdrawn pertaining to such Company Government Contract.

(e)          The Company and the Company Subsidiaries are, and since June 1, 2018 have been, in compliance with all applicable national security obligations, including those specified in the NISPOM with respect to such facility security clearances, national industrial security authorizations and accreditations, and requirements relating to mitigation of Foreign Ownership, Control or Influence (“FOCI”).  The Company and Company Subsidiaries and have all of the facility and personnel security clearances necessary to conduct the business of the Company and the Company Subsidiaries as currently being conducted. For each facility security clearance and national industrial security authorization and accreditation held by the Company and the Company Subsidiaries, the Company and the Company Subsidiaries hold and, at all relevant times since January 1, 2020, have held, at least a “Satisfactory” rating from DCSA or other cognizant security authority with respect to the NISPOM and any other U.S. national industrial security requirements that may apply to each facility security clearance or national industrial security authorization or accreditation. The Company and the Company Subsidiaries are not aware of any FOCI factors as identified in Standard Form 328 that are not capable of being mitigated in connection with Company’s and the Company Subsidiaries’ ability to enter into and perform this Agreement.  To the Knowledge of the Company and the Company Subsidiaries, there are no facts or circumstances that would reasonably be expected to result in the suspension, invalidation, or revocation of any facility security clearance or national industrial security authorization or accreditation held by the Company or any Company Subsidiary.

Section 4.14        Export Controls and Anti-Bribery Compliance.

(a)          Section 4.14(a) of the Company Disclosure Letter sets forth the registrations and material valid and pending licenses, licensing agreements, and permits of the Company and the Company Subsidiaries issued or approved under the International Trade Laws by the Directorate of Defense Trade Controls, U.S. Department of State under the ITAR, Bureau of Industrial Security, U.S. Department of Commerce under the EAR, and any other U.S. or non-U.S. Governmental Entity under any other International Trade Law.

(b)          Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(i)          The Company and the Company Subsidiaries are, and have been, since June 1, 2018, in compliance with all applicable International Trade Laws.

(ii)         Since June 1, 2018, no Governmental Entity has notified the Company or the Company Subsidiaries in writing (or, to the Knowledge of the Company, orally of any investigation or enforcement action by any Governmental Entity or other Proceedings with respect to any actual or alleged violation or breach of any of the International Trade Laws, or of any such pending or threatened actions arising under or relating to the International Trade Laws.

(iii)        None of the Company, the Company Subsidiaries, or any of their respective owners, directors, officers, employees, or, to the Knowledge of the Company, agents or anyone acting for or on their behalf, is subject to sanctions or other restrictions under the International Trade Laws; owned or controlled by any such Persons; or located in, ordinarily resident in, a blocked national of, or organized under the laws of any country or territory subject to comprehensive sanctions under the International Trade Laws.

(iv)        The Company, the Company Subsidiaries, their respective officers and directors, and to the Knowledge of the Company, their employees and agents are, and have been, since June 1, 2018, in compliance with all applicable Anti-Bribery Laws.  Since June 1, 2018, to the Knowledge of the Company, no Governmental Entity has notified the Company or the Company Subsidiaries in writing or  orally of any actual or alleged violation or breach of any of the Anti-Bribery Laws.

(v)         Since June 1, 2018, none of Company, the Company Subsidiaries, their respective officers or directors, or to the Knowledge of the Company, their employees or agents have offered, paid, authorized or promised to pay anything of value to any Person for the purpose of (A) improperly influencing any decision of any officer, employee, representative or body of any Governmental Entity (including any entity owned or controlled by any Governmental Entity) or of any other Person, or (B) improperly obtaining or retaining business or a business advantage.

Section 4.15        Material Contracts.

(a)          Except for this Agreement and for the Contracts disclosed in the Filed Company SEC Documents, Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true and complete copies, each Contract to which the Company or any of the Company Subsidiaries is a party or by which the respective assets or properties of the Company or the Company Subsidiaries are bound (each Contract set forth on, or required to be set forth on Section 4.15(a) of the Company Disclosure Letter, is referred to herein as a “Company Specified Contract”):

(i)          that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)         that (A) restricts the ability of the Company or any Company Subsidiary to compete in any business or with any Person in any geographical area, (B) requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” basis with any third party (C) provides for “exclusivity” or any similar requirement in favor of any third party or (D) provides preferential rights or rights of first or last offer or refusal to any third party, except in the case of each of clauses (A), (B), (C) and (D) for such restrictions, requirements and provisions that are not material;

(iii)        under which the Company or any Company Subsidiary licenses or sublicenses Intellectual Property from or to any third party (other than generally commercially available, off-the-shelf software programs, non-exclusive licenses to customers in the ordinary course of business consistent with past practice or agreements with annual fees in an amount of $250,000 or less in the fiscal year ending March 31, 2021), except for such licenses and sublicenses that are not material to the Company and the Company Subsidiaries, taken as a whole;

(iv)        constituting any Company Government Contract that is reasonably likely, based solely on revenue as of January 1, 2021, to result in revenue to the Company or a Company Subsidiary in an amount in excess of $45,000,000 in the fiscal year ending March 31, 2021 and cannot be cancelled by the Company or the Company Subsidiary without penalty or further payment without more than 90 days’ notice (other than payments for services rendered to the date);

(v)         constituting any commitment relating to Indebtedness (solely under clauses (a), (b), (c) or (g) (or clause (h), solely with respect to clauses (a), (b), (c) or (g)) of the definition of “Indebtedness”) in excess of $20,000,000, other than Contracts solely between or among the Company or any Company Subsidiary;

(vi)        that constitutes a Lease in respect of the Leased Real Property set forth on Section 4.12(b) of the Company Disclosure Letter;

(vii)       other than with respect to a partnership or entity that is wholly owned by the Company or any of the Company Subsidiaries, constituting each partnership, joint venture, operating or limited liability company agreement or material joint development agreement;

(viii)      that relates to an acquisition, divestiture, merger or similar transaction (A) that has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations on Company or any of the Company Subsidiaries pursuant to which the Company or any of the Company Subsidiaries reasonably expects that it is required to pay total consideration in excess of $5,000,000 or (B) pursuant to which any other Person has the right to acquire any assets of the Company or any of the Company Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $5,000,000;

(ix)        between or among the Company or any of the Company Subsidiaries, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of 5% or more of any class of capital stock of the Company or any Affiliate of the foregoing, on the other hand, other than (A) any such Contract solely between or among the Company or any wholly owned Company Subsidiaries and (B) any such Contract to which Parent, Merger Sub or any of their respective Affiliates are a party;

(x)         constituting any collective bargaining agreement or other Contract with any labor union or other employee representative or group;

(xi)        constituting any settlement agreement pursuant to which Company or any of the Company Subsidiaries has outstanding payment obligations in excess of $1,000,000, or that otherwise imposes continuing material obligations upon the operation of the Company or any of the Company Subsidiaries;

(xii)       any Contract that obligates the Company or any of the Company Subsidiaries to make a loan or capital contribution to, or investment in any Person (other than (A) accounts receivable from customers to the extent consistent with payment provisions under the applicable Contract with such customer or (B) loans to the Company or any the wholly owned Company Subsidiaries), in any such case which is in excess of $20,000,000 over any 12-month period; and

(xiii)      that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of the Transactions or that, upon the consummation of the Merger, would (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any payment or benefits, from Parent, Merger Sub, the Company or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing.

(b)          As of the date of this Agreement, each of the Company Specified Contracts is valid, binding and enforceable on the Company or the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (i) except for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect and (ii) except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity.  As of the date of this Agreement, there is no default under any Company Specified Contract by the Company or the Company Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that (with or without notice or lapse of time, or both) would constitute a default thereunder by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party thereto, in each case except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.16        Litigation. As of the date of this Agreement, there is no claim, suit, action, demand, investigation, inquiry or proceeding of any nature, civil, criminal or regulatory, in law or equity, by or before any Governmental Entity or arbitrator (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  To the Knowledge of the Company, as of the date of this Agreement, no officer or director of the Company or any Company Subsidiary is a defendant in any material Proceeding in connection with his or her status as such.

Section 4.17        Compliance with Laws.

(a)          Each of the Company and the Company Subsidiaries is, and since December 31, 2018 has been, in compliance with all, and is not in default under or in violation of any applicable Law, other than any noncompliance, default or violation that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary has received any written communication since December 31, 2018 and prior to the date of this Agreement from a Governmental Entity that alleges that the Company or any Company Subsidiary is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or threatened, other than those the outcome of which has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          The Company and the Company Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate their assets and properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Company Permits”), except where the failure to be in possession of such Company Permits would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened and the Company and the Company Subsidiaries are in compliance with all such Company Permits, except where such suspension, cancellation or noncompliance would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.18        Environmental Matters.

(a)          Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(i)          the Company and the Company Subsidiaries are, and since June 1, 2018 have been, in compliance with all Environmental Laws, which compliance has included obtaining and complying with all Environmental Permits required for the operation of the business;

(ii)         since June 1, 2018, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity or other Person alleging the actual or potential violation of or liability under any Environmental Law or any Environmental Permit;

(iii)        there are no Proceedings or Judgments pending or, to the Knowledge of the Company, threatened by a Governmental Entity or other Person against the Company or any Company Subsidiary that allege a violation of or liability under any Environmental Law or any Environmental Permit;

(iv)        since June 1, 2018, there has been no Release of Hazardous Materials at, on, under or from any real property owned or formerly owned by the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for the disposal of, transported, handled, or Released any Hazardous Material so as to give rise to any liabilities (contingent or otherwise) pursuant to Environmental Laws;

(v)         neither the Company nor any Company Subsidiary has provided an indemnity with respect to, or otherwise assumed by Contract, any liability of any other Person relating to Environmental Laws or Hazardous Materials; and

(vi)        there are no underground tanks on or under any real property owned or leased by the Company or any Company Subsidiary.

(b)          The Company has made available to Parent and Merger Sub all non-privileged material environmental reports, audits and assessments and all other material documents bearing on material environmental, health or safety liabilities, in each case in the possession or reasonable control of the Company or any Company Subsidiary.

Section 4.19        Intellectual Property.

(a)          Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each item of Registered Intellectual Property that is owned by the Company or any Company Subsidiary, for each item identifying the name of applicant/registrant, the filing jurisdiction and serial number or registration number, current status and, with respect to domain names, registrar and expiry date, as applicable. Each item of material Registered Intellectual Property listed in Section 4.19(a) of the Company Disclosure Letter is subsisting and, to the Company’s Knowledge, is valid and enforceable. The Company and the Company Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of the businesses of the Company and the Company Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Liens except for Permitted Liens, except where the failure to own or have the right to use such Intellectual Property would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  The Company and Company Subsidiaries have taken commercially reasonable actions to protect, and to enforce their respective rights in, the material Company Intellectual Property owned by the Company or any Company Subsidiary.  To the Company’s Knowledge, there has been no unauthorized disclosure of any material trade secrets owned by the Company or the Company Subsidiaries since June 1, 2018.  Neither the Company nor any Company Subsidiary is bound by, and no Company Intellectual Property is subject to, any Judgment that limits or restricts the ability of the Company or any Company Subsidiary to use (including to exploit, assert or enforce) its Company Intellectual Property, or that affects the validity or enforceability of any Company Intellectual Property,  in each case, in any material respect.

(b)          The operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe upon, violate or misappropriate any Intellectual Property of any other Person, except where such infringement, violation or misappropriation would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  There is no Proceeding pending or, to the Knowledge of the Company, threatened challenging or seeking to deny, invalidate or restrict the rights of the Company and Company Subsidiaries in the material Company Intellectual Property owned by the Company or any Company Subsidiary or alleging that the operation of the business of the Company and the Company Subsidiaries as currently conducted infringes upon, violates or misappropriates any Intellectual Property of any other Person. To the Knowledge of the Company, no Person is infringing upon, violating or misappropriating any Company Intellectual Property owned by the Company or any Company Subsidiary, in each case, except for such matters that would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(c)          The computers, Software, systems and IT assets of the Company and the Company Subsidiaries operate and perform in a manner that permits the Company and each Company Subsidiary to conduct its business as currently conducted in all material respects. The Company and the Company Subsidiaries have taken commercially reasonable actions, consistent with industry standards, to protect the confidentiality, integrity and security of their computers, systems and IT assets (and the information stored thereon) against unauthorized use, access, interruption, modification or corruption, and to the Knowledge of the Company, no such unauthorized use, access, interruption, modification or corruption has occurred.

(d)          Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement or any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare (i) a loss of, or Lien on, any Company Intellectual Property; (ii) a breach of or default under, or the termination of, any Contract relating to Company Intellectual Property; (iii) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property.

(e)          With respect to all Company Intellectual Property developed or created by a present or former employee or other Representative of the Company or a Company Subsidiary and owned or purported to be owned by the Company or a Company Subsidiary, (i) the employee or other Representative has entered into a written agreement assigning all rights in such Company Intellectual Property to the Company or a Company Subsidiary, as applicable, or (ii) all rights in such Company Intellectual Property have otherwise vested in the Company or a Company Subsidiary, as applicable, in each case, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.20        Privacy and Data Security.

(a)          Since June 1, 2018, the Company and the Company Subsidiaries have implemented and maintained reasonable and industry appropriate organizational, physical, administrative, and technical safeguards related to the IT Assets and the information the IT Assets process, store, or transmit.  The Company and the Company Subsidiaries have reasonable and industry appropriate information security policies that govern an information security program that (i) identifies internal and external risks to the confidentiality, integrity, and availability of the information and IT Assets (including all information and transactions stored, processed, or transmitted therein or transmitted thereby) of the Company; and (ii) implements, monitors, and improves adequate and effective safeguards to control such risks.

(b)          Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since June 1, 2018, the Company and the Company Subsidiaries have complied with (i) all applicable contractual requirements governing cyber and data security (including the DFARS 252.204-7012) and (ii) all applicable Law relating to the safeguarding of information and IT Assets.

(c)          Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since June 1, 2018, (i) none of the Company or the Company Subsidiaries have experienced a Security Incident that triggered reporting requirements defined by contract, including DFARS 252.204-7012, or required by applicable Law, (ii) the Company has not received any written notice from any Governmental Entity that it is under investigation by any governmental authority for a violation of any Privacy and Security Law; and (iii) the Company’s collection, use, retention, and dissemination of Personal Information complies with applicable Privacy and Security Laws.

Section 4.21        Insurance. The Company and the Company Subsidiaries maintain, or are entitled to the benefits of, insurance, underwritten by financially reputable insurance companies, in such amounts and against such risks substantially as is customary for the industries in which the Company and the Company Subsidiaries operate.  Section 4.21 of the Company Disclosure Letter sets forth a true and complete list of all of the material insurance policies, surety and fidelity bonds that provide coverage for or are maintained by, at the expense of, or for the benefit of the Company or the Company Subsidiaries (collectively, the “Insurance Policies”), including, for each Insurance Policy, the type of policy, policy number, name of insurer, policy period, deductible or retention.  The Company has made available to the Parent and Merger Sub true and complete copies of the Insurance Policies.  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (a) the Insurance Policies  are in full force and effect and all premiums due on such policies have been paid, (b) the Company and the Company Subsidiaries are in compliance with the terms and provisions of all Insurance Policies, (c) neither the Company nor any Company Subsidiary is in breach or default under, or has taken any action that would permit termination or material modification of, any of the Insurance Policies and (d) neither the Company nor any Company Subsidiary has received any written notice of pending cancellation of, premium increase with respect to, or material alteration of coverage, under any of the Insurance Policies.  As of the date of this Agreement, none of the limits for any Insurance Policies have been exhausted or materially reduced.  There are no material pending claims submitted by the Company or any Company Subsidiary as to which coverage has been denied, rejected or disputed by the applicable insurer.

Section 4.22        Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co. LLC and Stone Key Partners LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 4.23        Opinions of Financial Advisors.

(a)          The Company has received the opinion of Goldman Sachs & Co. LLC, dated January 27, 2021, to the effect that, as of such date and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration to be paid to the holders (other than Parent, Veritas Capital Fund Management, L.L.C. and their respective affiliates) of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.  The Company will make a true and complete copy of such opinion available to Parent solely for informational purposes promptly following the date of this Agreement and it is agreed and understood that such opinions may not be relied on by Parent or Merger Sub or any director, officer or employee or Parent or Merger Sub.

(b)          The Company has received the opinion of Stone Key Partners LLC, dated January 26, 2021, to the effect that, as of such date and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration to be paid to the holders (other than Parent, Merger Sub and their respective affiliates) of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.  The Company will make a true and complete copy of such opinion available to Parent solely for informational purposes promptly following the date of this Agreement and it is agreed and understood that such opinions may not be relied on by Parent or Merger Sub or any director, officer or employee or Parent or Merger Sub.

Section 4.24        Related Party Transactions.  Except as disclosed in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary is party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any Company Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Company Subsidiary or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 4.25        Accounts Receivable; Accounts Payable. All accounts receivable of the Company and the Company Subsidiaries as of the date hereof were acquired or arose from sales actually made or services actually performed in the ordinary course of business that represent bona fide transactions and valid claims, and are enforceable in accordance with their terms, except to the extent of any specific reserves against such accounts receivable are reflected in the Filed Company SEC Documents.  All accounts payable of the Company and the Company Subsidiaries as of the date hereof arose in bona fide, arm’s-length transactions in the ordinary course of business.

Section 4.26        No Other Representations or Warranties; Reliance Disclaimer. Except for the representations and warranties set forth in this Article IV, none of the Company, the Company Subsidiaries or any other Person makes or has made any express or implied representation or warranty with respect to the Company or the Company Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. The Company, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by Parent or the Parent Subsidiaries or their respective Representatives or any other Person except for the representations and warranties expressly set forth in Article V.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure letter delivered by Parent to the Company as of the date hereof (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:
Section 5.1           Organization, General Authority and Standing.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction).  Each of Parent and Merger Sub (a) has full power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.2           Capitalization and Business Conduct of Merger Sub.

(a) All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Liens, except for Liens arising as a result of the Debt Financing.  There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, Merger Sub.

(b) Merger Sub was incorporated on January 22, 2021.  Since its incorporation, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions and the matters incidental thereto.  Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

Section 5.3           Authority; Execution and Delivery; Enforceability.
(a)          The adoption, execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

(b)          The Parent Board has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and Parent’s stockholders and (ii) adopted, approved and declared advisable this Agreement.

(c)          No vote of holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other Transactions.

(d)          The Merger Sub Board (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent, Merger Sub’s sole stockholder, (ii) adopted this Agreement and approved and declared advisable this Agreement and the Transactions and (iii) recommended that Parent, as the sole stockholder of Merger Sub, approve this Agreement and the Transactions.  Parent, as the sole stockholder of Merger Sub, has executed and delivered a unanimous written consent of the sole stockholder of Merger Sub approving this Agreement and the Transactions, such approval to be effective immediately following the execution and delivery of this Agreement.

Section 5.4           No Conflicts; Consents.
(a)           The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation, amendment, or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien (other than Liens arising as a result of the Debt Financing) upon any of the properties or assets of Parent or the Parent Subsidiaries under, any provision of (i) the Organizational Documents of Parent or any Parent Subsidiary, (ii) any material Parent Permit or any material Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.4(b) and Section 6.3(a), any Law applicable to Parent or the Parent Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)          No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement, (B) the Schedule 13e‑3 and (C) such reports under the Exchange Act and the Securities Act as may be required in connection with this Agreement or the Transactions, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or Merger Sub is qualified to do business, (iv) compliance with the applicable requirements under the NISPOM, (v) compliance with the applicable requirements under the ITAR, (vi) compliance with the applicable requirements of FAR 52.215-19 and (vii) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.5           Financing.
(a)          As of the date hereof, Parent has delivered to the Company true, complete and fully executed copies of (i) a debt commitment letter (including (A) all exhibits, schedules, annexes and, so long as in accordance with Section 6.15, amendments thereto; (B) any associated fee letter (which fee letter may be redacted to omit fee amounts, pricing terms, pricing caps and certain other economic terms that do not impact the amount or availability of the Debt Financing or expand the conditions to obtaining the Debt Financing on the Closing Date); and (C) any other associated engagement letter or other agreement or arrangement containing conditions to the funding of the full amount of the Financing, the “Debt Commitment Letter”) from JPMorgan Chase Bank, N.A. (together with the other lenders who become a party thereto following the date hereof in accordance with Section 6.15, collectively, the “Lenders”), pursuant to which, among other things, the Lenders have committed to provide Parent and Merger Sub with debt financing for the purpose of consummating the Transactions (the debt financing contemplated by the Debt Commitment Letter, being referred to as the “Debt Financing”) and (ii) an equity commitment letter (including all exhibits, schedules, annexes and, so long as in accordance with Section 6.15, amendments thereto, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitment Letter”) from The Veritas Capital Fund VII, L.P. (the “Equity Fund”) pursuant to which the Equity Fund has committed to provide Parent and Merger Sub with equity financing for the purpose of consummating the Transactions (the equity financing contemplated by the Equity Commitment Letter, being referred to as the “Equity Financing” and, together with the Debt Financing, the “Financing”).  As of the date hereof, the Financing Commitment Letters have not been amended, waived or modified by or with the consent of Parent or Merger Sub, and the respective commitments contained in the Financing Commitment Letters have not been withdrawn, modified or rescinded in any respect, and no such amendment, waiver, modification, withdrawal or rescission is contemplated.  Except for the Debt Commitment Letter, neither Parent nor Merger Sub has entered into any side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to the funding of the full amount of the Debt Financing, other than (i) as expressly set forth in the Debt Commitment Letter and delivered to the Company prior to the date of this Agreement and (ii) customary engagement letters or nondisclosure or non-reliance agreements that do not impact the conditionality or aggregate amount of the Financing.  With respect to any commitment letter (including all exhibits, schedules and annexes thereto and any associated fee letter) governing any Replacement Commitment Facility (as defined in the Debt Commitment Letter, dated as of the date hereof) (the “Replacement Facility Commitment Letter”), the Parties agree that upon delivery to the Company of a fully executed version thereof that is permitted under Section 6.15, the Replacement Facility Commitment Letter shall be deemed a “Debt Commitment Letter” hereunder and Parent shall be deemed to, as of such date of delivery, make the same representations and agree to the same covenants contained herein with respect to the Debt Commitment Letter regarding such Replacement Facility Commitment Letter.

(b)          The Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and Merger Sub and the other parties thereto.  The Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and Merger Sub and, to the Knowledge of Parent and Merger Sub, the other parties thereto.  As of the date of this Agreement, no event has occurred and on the Closing Date, no event shall have occurred and be continuing, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or any other parties thereto under any term or condition of the Financing Commitment Letter.  Parent and Merger Sub have fully paid (or caused to be fully paid) any and all commitment fees, any other fees or any other amounts required by the Financing Commitment Letter to be paid on or before the date of this Agreement and Parent and Merger Sub represent that it shall fully pay or cause to be paid any other fees or other amounts that are due under the Financing Commitment Letter or any related fee letter.  Other than as set forth in the Financing Commitment Letter and assuming the satisfaction or waiver of each of the conditions set forth in Article VII at the Closing, there are no conditions precedent to the funding of the full amount of the Financing and there are no contractual contingencies or other provisions under any agreement (including any side letters) relating to the Transactions to which Parent or Merger Sub of any of their respective Affiliates is a party that would permit the Lenders to reduce the total amount of the Financing or impose any additional conditions precedent to the availability of the Financing or that could affect the timing or termination of the Financing.  Assuming the satisfaction or waiver of each of the conditions set forth in Article VII at the Closing, neither Parent nor Merger Sub has reason to believe that any of the conditions to the Financing to be satisfied by it will not be satisfied on a timely basis or that the Financing will not be available to Parent and Merger Sub immediately prior to the Closing.

(c)          Assuming (i) the Financing is funded in accordance with the conditions set forth in the Financing Commitment Letters and (ii) the satisfaction or waiver of each of the conditions set forth in Article VII at the Closing, (A) the aggregate proceeds of the Financing, when funded in accordance with the Financing Commitment Letter, will provide financing sufficient to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Company Stock Options, Company RSUs, Company PSUs and Director RSUs under this Agreement) and to pay all related fees and expenses required to be paid on such date and (B) assuming the accuracy of the representations and warranties of the Company set forth in Article IV, upon the consummation of the Transactions, the Surviving Corporation, together with its Subsidiaries on a consolidated basis, will be Solvent.

(d)          Without limiting Section 9.9, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.6           Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13e‑3 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to Parent’s stockholders (as applicable), contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  No representation or warranty is made by Parent with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.
Section 5.7           Litigation.  As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any Parent Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 5.8           Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by the Company or any of the Company Subsidiaries in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.
Section 5.9           Ownership of Company Common Stock.  None of Parent, Merger Sub or any of their respective Subsidiaries or the “affiliates” or “associates” of any such Person is, and at no time during the last two years has been, an “interested stockholder” of the Company (in each case, as such terms are defined in the NRS).  Neither Parent nor Merger Sub “owns” (as such term is defined in the NRS) any shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, the Company other than as a result of this Agreement.

Section 5.10         Guarantee.  Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantee of the Equity Fund, dated as of the date of this Agreement, in favor of the Company pursuant to which the Equity Fund has, on the terms and subject to the conditions set forth therein, guaranteed certain of Parent’s and Merger Sub’s obligations arising pursuant to this Agreement (the “Guarantee”).  The Guarantee is (a) a legal, valid and binding obligation of the Equity Fund, (b) enforceable against the Equity Fund in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity) and (c) in full force and effect and has not been (and will not be) amended or modified, except as permitted thereby.  There is no default or breach under the Guarantee by the Equity Fund, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Equity Fund under such Guarantee.
Section 5.11         Taxes.  Parent has no Knowledge of any (a) facts that are reasonably likely to cause any prior transactions from and since the Distribution Date in which the Company or any Company Subsidiary was treated as either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) to not qualify for tax-free treatment under Section 355 (including by reason of Section 355(e)) or 361 of the Code, including in connection with the transactions contemplated by this Agreement, or (b) breach by the Company or any Company Subsidiary of the Tax Matters Agreement, including in connection with the transactions contemplated by this Agreement.
Section 5.12         Certain Arrangements.  There are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent, Merger Sub, the Equity Fund or any of their Affiliates, on the one hand, and any stockholder, director, officer, employee or other Affiliate of the Company or any of Company Subsidiary, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or the operations of the Surviving Corporation (including with respect to the voting, acquisition or disposition of the capital stock or other equity interests of the Company, the management or control of the Company or any employment, consulting or other arrangements) after the Effective Time.
Section 5.13         No Other Representations or Warranties; Reliance Disclaimer.  Except for the representations and warranties set forth in this Article V, none of Parent, the Parent Subsidiaries or any other Person makes or has made any express or implied representation or warranty with respect to Parent or the Parent Subsidiaries or with respect to any other information provided to the Company in connection with the Transactions.  Each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by the Company or the Company Subsidiaries or their respective Representatives or any other Person except for the representations and warranties expressly set forth in Article IV.  Without limiting the generality of the foregoing, each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, acknowledges and agrees that none of the Company, the Company Subsidiaries or any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Merger.

ARTICLE VI
COVENANTS
The Company hereby covenants to and agrees with Parent and Merger Sub, and Parent and Merger Sub hereby covenant to and agree with the Company, that:
Section 6.1           Conduct of Business by the Company.  From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, and except (i) as expressly permitted or required by this Agreement, (ii) as may be required by applicable Law or pursuant to the terms of any Company Benefit Plan in effect as of the date hereof, (iii) for any actions taken reasonably and in good faith in response to COVID-19 or COVID-19 Measures (provided that, in the case of this clause (iii), the Company shall use reasonable best efforts to consult with Parent prior to or promptly following the taking (or omitting) of any action that would be prohibited or otherwise restricted or required, as applicable, by this Section 6.1 but for this clause (iii) and consider in good faith any reasonable requests by Parent in respect of such actions or omissions), (iv) as set forth in Section 6.1 of the Company Disclosure Letter or (v) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will not, and will cause each Company Subsidiary not to:
(a)          (i) conduct its business and the business of the Company Subsidiaries other than in the ordinary course, in any material respect, (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, officers, employees and business associates, or (iii) take any action that adversely affects in a material respect the ability of any Party to obtain any regulatory approvals for the Transactions;

(b)          issue, sell, grant options or rights to purchase or receive, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights other than the issuance of Company Common Stock in respect of the vesting, settlement or exercise of Director RSUs, Company RSUs, Company PSUs and Company Stock Options outstanding as of the date hereof;

(c)          (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to purchase, redeem or otherwise acquire, any membership, partnership or other equity interests or Rights, except as required by the terms of the Company Stock Plan and the Director Stock Plan and any related award agreements or to satisfy any Tax withholding obligations of the holder thereof or as required by the terms of its securities outstanding on the date of this Agreement (or granted following the date of this Agreement in accordance with this Agreement) by any Company Benefit Plan;

(d)          (i) sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage or otherwise dispose of or subject to any Lien all or any material portion of its assets, businesses or properties other than (A) any sales, leases, or dispositions in the ordinary course of business consistent with past practice, including the factoring of receivables in the ordinary course of business consistent with past practice or (B) any distributions expressly permitted under Section 6.1(e)); (ii) acquire (by merger or otherwise) or lease any assets or all or any portion of (or interests in) the business or property of any other entity other than in the ordinary course of business consistent with past practice; (iii) merge, consolidate or enter into any other business combination transaction with any Person (other than as permitted by the foregoing clause (ii)); or (iv) convert from a limited partnership, limited liability company or corporation, as the case may be, to any other business entity;

(e)          make or declare dividends or distributions to (i) the holders of Company Common Stock or any Company Subsidiary or (ii) any other equityholders of the Company or any Company Subsidiary (other than any dividend or distribution from a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary);

(f)          amend the Company’s or any Company Subsidiary’s Organizational Documents as in effect on the date of this Agreement;

(g)          enter into any material Contract or Contract that would constitute a Company Specified Contract if in effect as of the date hereof, in each case, that is outside the ordinary course of business;

(h)          modify, amend, terminate or assign, or waive or assign any rights under, any Company Specified Contract, in each case, outside the ordinary course of business;

(i)           waive, release, assign, settle or compromise any material Proceeding or settle or compromise any Proceeding if such settlement or compromise (i) involves a material conduct remedy or material injunctive or similar relief, (ii) involves an admission of criminal wrongdoing by the Company or any Company Subsidiary or (iii) has in any material respect a restrictive impact on the business of the Company or any Company Subsidiary;

(j)           implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

(k)          terminate, cancel or make any material changes to the structure, limits or terms and conditions of any Insurance Policies, including allowing the Insurance Policies to expire without renewing such Insurance Policies or obtaining comparable replacement coverage;

(l)           (i) make, change or rescind any elections relating to Taxes, (ii) settle or compromise any Proceeding, audit or controversy relating to Taxes, (iii) amend any Tax Return, (iv) enter into any closing agreement with respect to any Tax, (v) surrender any right to claim a refund or (vi) change any of its methods of reporting income or deductions for federal income Tax purposes, except, in each case, in the ordinary course of business consistent with past practice;

(m)         (i) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation or benefits under, any Company Benefit Plan, except for (A) amendments to Company Benefit Plans made to comply with applicable Law and (B) establishing annual incentive targets and performance goals, in the ordinary course of business consistent with past practice, in respect of the fiscal year ending April 1, 2022 for purposes of the Company Benefit Plans set forth in Section 6.1(m)(i) of the Company Disclosure Letter, (ii) grant to any current or former director, officer, employee, contractor or consultant any material increase in compensation, bonus or fringe or other benefits, other than with respect to employees holding a position below vice president in the ordinary course of business consistent with past practice or in connection with the Company’s or any Company Subsidiary’s annual merit-based compensation review process or discretionary bonus practices, (iii) grant to any current or former director, officer, employee, contractor or consultant any material increase in change in control, retention, severance or termination pay, except for grants to employees holding a position below vice president in the ordinary course of business consistent with past practice, (iv) enter into any employment, consulting, change in control, retention or severance agreement with any current or former director, officer, employee, contractor or consultant, except for agreements with employees holding a position below vice president entered into in the ordinary course of business consistent with past practice, (v) hire any Person to be an employee of the Company or any Company Subsidiary with a position equivalent to, or more senior than, vice president, (vi) terminate the employment of any current employee with a position equivalent to, or more senior than, vice president if such termination would result in the right to receive payment of material change in control, severance or termination benefits; provided, however, that the Company or a Company Subsidiary may provide unsubsidized continuation coverage required under Section 4980B of the Code or (vii) allow any current, former or new director, officer, employee, contractor or consultant to begin participating in any Company Benefit Plan that provides change in control, severance or termination benefits, regardless of whether the terms of such Company Benefit Plan would otherwise allow such current or former director, officer, employee, contractor or consultant to begin participating in such Company Benefit Plan; provided, however, that the foregoing clauses (ii), (iii), (iv) and (vii) shall not restrict the Company or any Company Subsidiary from granting to any newly hired or promoted employee holding a position below vice president any increase in base compensation, bonus, change in control, retention, severance or termination pay, or fringe or other benefits, or from entering into any employment, retention or severance agreement with any newly hired or promoted Person holding a position below vice president, in each case, in the ordinary course of business consistent with past practice;

(n)          (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practice in an amount not to exceed $10,000,000, (ii) redeem, repurchase, cancel or otherwise acquire any Indebtedness (directly, contingently or otherwise), (iii) other than with respect to the existing revolving credit facilities, create any material Lien that is not a Permitted Lien on its property or the property of any Company Subsidiary in connection with any pre-existing Indebtedness, new Indebtedness or lease or (iv) make or commit to make any capital expenditures (including payments on financing leases), other than (A) capital expenditures for property, plant and equipment in an amount not to exceed $10,000,000 in the aggregate and (B) commitments and payments on financing leases in the ordinary course of business consistent with past practice;

(o)          enter into any transaction or Contracts with any Affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(p)          authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(q)          make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any wholly owned Company Subsidiary) other than loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practice;

(r)          except as permitted by Section 6.1(d), (i) form any Subsidiary or acquire any equity interest in any other Person (other than in accordance with Contracts in effect on the date hereof), (ii) enter into any new material line of business, or (iii) open a new office of the Company or any of the Company Subsidiaries in any country where neither the Company nor any of the Company Subsidiaries has an office as of the date hereof;

(s)          except as permitted by Section 6.1(d), other than the Merger, merge, consolidate, liquidate, dissolve, restructure, recapitalize, statutorily convert or otherwise reorganize the Company or any Company Subsidiary with any Person (including any other Company Subsidiary) or adopt a plan or resolution providing for any such transaction; provided, that for the avoidance of doubt, this Section 6.1(s) shall not restrict the Company or any Company Subsidiary from undertaking any employee restructuring or reorganization; or

(t)           agree or commit to do anything prohibited by clauses (a) through (s) of this Section 6.1.

Section 6.2           Conduct of Business by Parent and Merger Sub.  From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, and except (a) as expressly permitted or required by this Agreement, (b) as may be required by applicable Law, (c) as set forth in Section 6.2 of the Parent Disclosure Letter or (d) with the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed), neither Parent nor Merger Sub shall, and shall not permit any of its Affiliates to, (i) take any action the result of which would reasonably be expected to materially and adversely impair or materially delay the consummation of the Transactions or (ii) authorize any of, or commit or agree, in writing or otherwise, to take any such action.

Section 6.3           Consummation of the Merger.
(a)          Subject to the terms and conditions of this Agreement, the Company, on the one hand, and each of Parent and Merger Sub, on the other hand, will cooperate with the Other Party and use (and will cause their respective Subsidiaries to use) its reasonable best efforts to (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as reasonably practicable, the Merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including (A) filing any Notification and Report Form required pursuant to the HSR Act within 10 Business Days following the execution of this Agreement and to request early termination of the applicable waiting period, (B) submitting the documentation required to be submitted to DCSA or any other United States cognizant security agency in respect of the transactions contemplated by this Agreement in accordance with Paragraph 1-302(g) of the NISPOM, (C) submitting any required notices related to the Company’s Statement of Registration on file with United States Department of State’s Directorate of Defense Trade Controls (“DDTC”) in respect of the transactions contemplated by this Agreement in accordance with the ITAR, (D) preparing and submitting any requests to amend or novate licenses or other authorizations issued by DDTC or the U.S. Department of Commerce’s Bureau of Industry and Security that may be necessary as a consequence of the transactions contemplated by this Agreement, and (E) developing, submitting, and implementing any mitigation plans reasonably required to address an Organizational Conflict of Interest (as that term is defined in Part 9 of the FAR), including by taking the actions identified in Section 6.3(a)(i)(E) of the Company Disclosure Letter), (ii) obtain promptly all Consents, clearances, expirations or terminations of waiting periods, registrations, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Merger and (iii) defend any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. Parent will be responsible for the payment of any filing fees under the HSR Act in connection with the Transactions.

(b)          Each of the Parties hereto will use reasonable best efforts to (in each case, to the extent not prohibited by applicable Law or Governmental Entity) (i) cooperate with each other in connection with any filing to or submission with any Governmental Entity in connection with the Transactions and in connection with any Proceeding by or before any Governmental Entity relating to the Merger, including any Proceeding initiated by a private Person, (ii) promptly inform the Other Party of (and supply to the Other Party) any material communication received by such Party from, or given by such Party to any Governmental Entity and any material communication received or given in connection with any Proceeding by a private Person, in each case regarding the Merger, (iii) permit the Other Party to review in advance and incorporate their reasonable comments in any communication to be given by it to any Governmental Entity with respect to obtaining any investigations or reviews under any Law in connection with the Transactions and (iv) to the extent practicable, consult with the Other Party in advance of any material meeting, written communications or teleconference with any Governmental Entity or, in connection with any Proceeding by a private Person, with any other Person and give the Other Party the opportunity to attend and participate in such meetings and teleconferences.  Subject to Section 6.7, the Parties will take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.3 in a manner so as to preserve the applicable privilege.  Any Party may share information with any Other Party on an “outside counsel only” basis.  Nothing in this Agreement shall obligate the Parties to share any information covered by the attorney client privilege, work product doctrine or other similar privilege.

(c)          Each Party agrees to use reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve any objections that a Governmental Entity may assert under any Antitrust Law with respect to the Transactions and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the Merger, in each case, so as to enable the Closing to occur as promptly as practicable.  For the avoidance of doubt, the Parties’ reasonable best efforts to consummate the Transactions include doing or agreeing to do, and causing their Affiliates to do or agree to do, any and all of the following:  (i) selling, divesting or otherwise disposing of or holding separate any of their or their Affiliates’ assets, properties, products, rights, services, businesses, or voting securities; and (ii) terminating, modifying or extending any existing relationships and contractual rights and obligations of the Parties or their Affiliates.  Notwithstanding anything in this Agreement to the contrary, the Parties shall not be required to take any action with respect to any order or any applicable Law or in order to obtain any approval or resolve any objection or impediment under any Antitrust Law that is not conditioned upon the consummation of the Merger.

(d)          In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, if any Proceeding, is instituted (or threatened to be instituted) challenging the Merger as violative of any Antitrust Law, each of Parent and the Company will use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(e)          Parent shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, or agree to any commercial or strategic relationship with any Person, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment or commercial or strategic relationship would reasonably be expected to (i) impose any delay beyond five Business Days prior to the Outside Date in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby or (iii)  delay the consummation of the transactions contemplated hereby beyond five Business Days prior to the Outside Date.

Section 6.4           No Solicitation by the Company and Company Change in Recommendation.
(a)          Except as permitted by this Section 6.4, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms,

(i)          the Company will and will cause the Company Subsidiaries and its and their respective directors, officers and employees holding the position of vice president or more senior position, and will use reasonable best efforts to cause its and their respective other employees and their other Representatives to (A) cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any third party (other than Parent and its Affiliates) with respect to a Company Acquisition Proposal, (B) promptly inform any third party (other than Parent and its Affiliates) with whom discussions and negotiations are then occurring or who make a Company Acquisition Proposal as of and after the date hereof of the obligations set forth in this Section 6.4, (C) promptly (and, in any event, within 24 hours) terminate all access granted to any third party (other than Parent and its Affiliates) and its Representatives to any physical or electronic dataroom, and (D) promptly (and, in any event, within 48 hours), request that all third parties (other than Parent and its Affiliates) and their respective Representatives promptly return to the Company or destroy any non-public information concerning the Company and the Company Subsidiaries that was previously furnished or made available to such Person or any of its Representatives by or on behalf of the Company in connection with (1) a Company Acquisition Proposal or (2) the process resulting in the signing of this Agreement; and

(ii)         the Company will not and will cause the Company Subsidiaries and its and their respective directors, officers and employees holding the position of vice president or more senior position not to, and will use reasonable best efforts to cause its and their respective other employees and their other Representatives not to, directly or indirectly, (A) initiate, solicit or knowingly encourage or knowingly facilitate the making of any Company Acquisition Proposal or (B) other than informing third parties of the existence of the provisions contained in this Section 6.4, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information concerning the Company or any of the Company Subsidiaries to, any third party in connection with a Company Acquisition Proposal.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to grant waivers of, and not enforce, any standstill provision or similar provision that has the effect of prohibiting the counterparty thereto from making a Company Acquisition Proposal.

(b)          Notwithstanding anything to the contrary contained in this Agreement, if, prior to obtaining the Company Stockholder Approval, the Company receives a bona fide written Company Acquisition Proposal (which Company Acquisition Proposal was made after the date of this Agreement and did not result from a material breach of this Section 6.4), and the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Company Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal, then the Company and its Representatives may, subject to compliance with this Section 6.4, do any or all of the following: (i) furnish any information (including non-public information) or access thereto to any third party making such Company Acquisition Proposal; provided that (A) prior to furnishing any such information or access, the Company has received from such third party an executed Company Acceptable Confidentiality Agreement and (B) any such non-public information so furnished has been previously provided or made available to Parent or is provided or made available to Parent promptly (and in any event no later than 24 hours) after it is so furnished to such third party or (ii) participate or engage in negotiations or discussions with the Person or group making such Company Acquisition Proposal and its Representatives regarding such Company Acquisition Proposal.

(c)          Except as set forth in this Section 6.4, neither the Company Board nor any committee thereof shall (i)(A) withdraw (or modify, amend or qualify in a manner adverse to Parent), or propose publicly to withdraw (or modify, amend or qualify in a manner adverse to Parent), the Company Board Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Acquisition Proposal, (C) fail to include the Company Board Recommendation in the Proxy Statement, (D) if (1) the Company has received a Company Acquisition Proposal that remains outstanding (and is not a tender offer or exchange offer addressed by clause (E) of this clause (i)), and (2) such Company Acquisition Proposal has not been rejected by the Company, fail to reaffirm the Company Board Recommendation within five Business Days after receipt of a written request from the Parent to do so (provided that Parent may only request one such reaffirmation with respect to any Company Acquisition Proposal) or (E) fail to recommend against any Company Acquisition Proposal that is a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act within 10 Business Days after the commencement of such tender offer or exchange offer (any action described in this clause (i) being referred to as a “Company Change in Recommendation”) or (ii) approve or recommend or propose publicly to approve or recommend, or enter into, any acquisition agreement, letter of intent, agreement in principle or similar agreement with respect to a Company Acquisition Proposal, other than a Company Acceptable Confidentiality Agreement (a “Company Alternative Acquisition Agreement”).

(d)          Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Company Stockholder Approval, the Company Board may make a Company Change in Recommendation in response to a Company Intervening Event and the Company may subsequently terminate this Agreement pursuant to Section 8.1(h) if (i) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law, (ii)(A) the Company shall have provided Parent three Business Days’ written notice prior to making any such Company Change in Recommendation, which notice shall describe the Company Intervening Event in reasonable detail and which notice shall not itself constitute a Company Change in Recommendation and (B) if requested by Parent in good faith, during such three-Business Day period after providing such notice, negotiate in good faith with respect to any revisions to the terms of this Agreement proposed by Parent so that a Company Change in Recommendation would no longer be necessary, and (iii) after giving effect to the revisions contemplated by the foregoing clause (ii), if any, after consultation with financial advisors and outside counsel, the Company Board shall have determined in good faith that failure to make the Company Change in Recommendation in response to such Company Intervening Event, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.  For the avoidance of doubt, the provisions of this Section 6.4(d) shall also apply to any material change in the event, occurrence or fact relating to such Company Intervening Event and require a new notice from the Company pursuant to clause (ii) above, except that the references to three Business Days in this Section 6.4(d) shall be deemed to be two Business Days.

(e)          Notwithstanding anything to the contrary contained in this Agreement, at any time prior to receipt of the Company Stockholder Approval if, in response to a bona fide written Company Acquisition Proposal made after the date of this Agreement and not withdrawn that did not result from a material breach in any respect of this Section 6.4, the Company Board determines in good faith (after consultation with its financial advisors and outside counsel) that (i) such Company Acquisition Proposal constitutes a Company Superior Proposal and (ii) the failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, (A) subject to compliance with Section 6.4(f), the Company Board may make a Company Change in Recommendation and the Company may subsequently terminate this Agreement pursuant to Section 8.1(h) or (B) the Company may terminate this Agreement pursuant to Section 8.1(i) in order to enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(i) unless the Company (1) has complied with its obligations under Section 6.4(f), (2) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.4(c) prior to or concurrently with to such termination and (3) concurrently with such termination, enters into a definitive Company Alternative Acquisition Agreement that documents the terms and conditions of such Company Superior Proposal.

(f)           Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to make a Company Change in Recommendation pursuant to Section 6.4(e) or terminate this Agreement pursuant to Section 8.1(h) or Section 8.1(i) unless:

(i)          the Company shall have provided to Parent three Business Days’ prior written notice (the “Company Superior Proposal Notice”), which notice (A) shall not constitute a Company Change in Recommendation, advising Parent that the Company intends to take such action, and (B) shall include (1) the material terms and conditions of any such Company Superior Proposal, (2) an unredacted copy of the Company Alternative Acquisition Agreement in respect of such Company Acquisition Proposal, and (3) an unredacted copy of any other Contracts to be entered into in connection with such Company Acquisition Proposal that the Company Board determined were material to its decision that such Company Acquisition Proposal constitutes a Company Superior Proposal;

(ii)         during such three-Business Day period, if requested in writing by Parent in good faith, the Company and its Representatives shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement intended by Parent to cause such Company Acquisition Proposal to no longer constitute a Company Superior Proposal; and

 (iii)       the Company Board shall have considered any adjustments to this Agreement that may be proposed in writing by Parent (the “Parent Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the third Business Day of such three-Business Day period and shall have determined in good faith (after consultation with its financial advisors and outside counsel) that the Company Superior Proposal would continue to constitute a Company Superior Proposal if such Parent Proposed Changed Terms were to be given effect, and that the failure to make the Company Change in Recommendation or terminate this Agreement pursuant to Section 8.1(i) would reasonably be expected to be inconsistent with the fiduciary obligations of the Company Board under applicable Law; provided, however, that any (1) material revisions to the terms of a Company Superior Proposal or (2) material revisions to a Company Acquisition Proposal that the Company Board had determined no longer constitutes a Company Superior Proposal, shall constitute a new Company Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Company Superior Proposal Notice, except that the references to three Business Days in this Section 6.4(f) shall be deemed to be two Business Days.

(g)          The Company shall promptly (and in any event within 24 hours after receipt) advise Parent orally or in writing in the event that the Company receives any Company Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to a Company Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the third party making any such Company Acquisition Proposal) of any such Company Acquisition Proposal.  The Company shall (i) keep Parent reasonably informed on a current basis of the status and material terms of any such Company Acquisition Proposal (including, prior to furnishing any information or to participating in any discussions or negotiations pursuant to Section 6.4(b), advising Parent of any determination by the Company Board pursuant to Section 6.4(b)) and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable (and in any event no later than within 24 hours after receipt) any written indication of interest (or amendment thereto) or any written material that constitutes an offer (or amendment thereto) including copies of any proposed Company Alternative Acquisition Agreements.

(h)          Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that is required by Law or with respect to which the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under  applicable Law; provided that this Section 6.4(h) shall not be deemed to permit the Company Board to make a Company Change in Recommendation except to the extent permitted by Section 6.4(d) through (f).

Section 6.5           Preparation of Proxy Statement and Schedule 13e‑3.
(a)          Parent will promptly furnish to the Company such data and information relating to Parent and Merger Sub as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by the Company to obtain Company Stockholder Approval, and Parent and Merger Sub shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC.  The Company and Parent and Merger Sub shall jointly assist and cooperate in the preparation of the Schedule 13e-3 and the resolution of any comments thereto received from the SEC.

(b)          As promptly as reasonably practicable after the execution of this Agreement, (i) the Company shall prepare in preliminary form and cause to be filed with the SEC the Proxy Statement and (ii) the Company and Parent shall jointly prepare and file with the SEC the Schedule 13e-3.  The Company and Parent, as applicable, will advise the Other Party promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement, the Schedule 13e-3 or comments thereon and responses thereto or requests by the SEC for additional information.  Prior to the filing of the Proxy Statement or the Schedule 13e-3 (or, in each case, any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company or Parent, as applicable, shall provide the Other Party with a reasonable opportunity to review and to propose comments on such document or response, which the Company or Parent, as applicable, shall consider in good faith.

(c)          If at any time prior to the Effective Time, any information relating to Parent, the Company, or any of their respective Subsidiaries, Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13e‑3 (as applicable), so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the Other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(d)          Parent and the Company shall make all necessary filings with respect to the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder.

Section 6.6           Company Stockholders Meeting.
(a)           The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Proxy Statement and the Schedule 13e-3 by the SEC.  Except as otherwise expressly permitted by Section 6.4, the Company shall (i) through the Company Board, recommend, including through a recommendation in the Proxy Statement, that the stockholders of the Company vote in favor of the approval of this Agreement, and (ii) solicit from stockholders of the Company proxies in favor of the approval of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement (except for the sentence immediately following this sentence), the Company (A) shall be required to adjourn or postpone the Company Stockholders Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting or (2) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (B) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clause (A) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (B) exist); provided, however, that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than 20 Business Days after the date for which the meeting was previously scheduled; provided, further, that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the Outside Date.  Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second Business Day after the expiration of the periods contemplated by Section 6.4(d).  Unless this Agreement has been terminated in accordance with its terms, the Company’s obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.6 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Company Acquisition Proposal. If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representatives.

(b)          Immediately after the execution of this Agreement, the written consent of Parent, as sole stockholder of Merger Sub, duly approving this Agreement and the Transactions, in accordance with applicable Law and the Organizational Documents of Merger Sub shall have become effective, and Parent shall deliver to the Company evidence of such action by written consent so approving this Agreement and the Transactions.

Section 6.7           Access to Information; Confidentiality.
(a)          From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, and subject to applicable Law, upon reasonable prior notice, the Company shall, and shall cause each of the Company Subsidiaries to afford to Parent and Parent’s Representatives reasonable access during normal business hours to all of the Company’s and the Company Subsidiaries’ officers, properties, Contracts, books and records and, as approved by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), other employees, in each case, as Parent may reasonably request in connection with the Merger and this Agreement. The Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (ii) all other relevant information concerning the Company’s and the Company Subsidiaries’ business, properties and personnel, in each case, as Parent may reasonably request in connection with the Merger and this Agreement.  Notwithstanding the foregoing provisions of this Section 6.7(a), the Company shall not be required to, or to cause any of the Company Subsidiaries to, grant such access if the Company reasonably determines that it would (A) disrupt or impair in any material respect the business or operations of the Company or any of the Company Subsidiaries, (B) constitute a violation of any Contract with respect to confidentiality or non-disclosure obligations owing to a third party (including any Governmental Entity) to which the Company or any of the Company Subsidiaries is a party, (C) constitute a violation of any applicable Law, (D) result in the disclosure of any trade secrets or other confidential business information, (E) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (F) compromise the health or safety of any employee of the Company or any Company Subsidiary in light of COVID-19 (taking into account any COVID-19 Measures).  The Company will use commercially reasonably efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  All information exchanged pursuant to this Section 6.7 shall be subject to the confidentiality agreement dated as of November 2, 2020, between Veritas Capital Fund Management, L.L.C. and the Company (the “Confidentiality Agreement”).

(b)          The Confidentiality Agreement shall survive the execution and delivery of this Agreement until the Effective Time and thereafter terminate and be of no further force and effect and shall apply to all information furnished thereunder or hereunder; provided, however, that, notwithstanding Section 12 of the Confidentiality Agreement, the Company may provide Confidential Information (as defined in the Confidentiality Agreement) furnished by the Company to Parent pursuant to the Confidentiality Agreement to the Lenders or the Equity Fund (each, a “Financing Source”) in connection with the Financing, subject solely to receiving customary confidentiality undertakings by such Financing Sources, and that each such Financing Source shall be considered a “Representative” of Parent under the Confidentiality Agreement.

Section 6.8           Public Statements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company.  Parent and the Company will not, and each of the foregoing will use reasonable best efforts to cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written consent of the Other Party (such consent not to be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing, (a) a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock is traded; provided that such Party uses reasonable best efforts to afford the Other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments regarding same, and such Party shall consider in good faith any comments so provided, (b) a Party or its Representatives may issue any public announcement or make other public disclosure that is consistent with prior public announcements issued or public disclosures made in compliance with the second sentence of this Section 6.8 without the prior written consent of the Other Party and (c) the second sentence of this Section 6.8 shall not apply with respect to a public announcement in connection with the receipt and existence of a Company Acquisition Proposal and the publication of any press release or announcement with respect to a Company Change in Recommendation made in accordance with Section 6.4.  Notwithstanding the foregoing, nothing in this Section 6.8 shall, but subject to the Confidentiality Agreement, prevent any Affiliate of Parent that is a private equity or similar investment fund, or any manager or general partner of any such fund, from reporting or disclosing with respect to fundraising, marketing, informational or reporting activities in the ordinary course of business, on a confidential basis, to its partners, investors, potential investors or similar parties, general information regarding this Agreement and the Transactions, in each case, subject to customary obligations of confidentiality with respect to non-public information such as transaction value or other specific economic terms

Section 6.9           Takeover Laws.  None of the Company, Parent or Merger Sub will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.
Section 6.10         Third-Party Approvals.  Subject to the terms and conditions of this Agreement, Parent and the Company and their respective Subsidiaries will cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Entities and third parties necessary to consummate the Transactions and to comply with the terms and conditions of such permits (including Environmental Permits), consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable.  Each of Parent and the Company has the right to review in advance, and, to the extent practicable, each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Entities in connection with the Transactions.  In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and promptly.  Each Party hereto agrees that it will consult with the Other Party with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions, and each Party will keep the Other Party apprised of the status of material matters relating to completion of the Transactions.  This Section 6.10 shall not apply to (a) approval under Antitrust Laws or (b) approval of the SEC of the Proxy Statement.

Section 6.11         Indemnification; Directors’ and Officers’ Insurance.
(a)          Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company’s Organizational Documents, or, if applicable, the Company Subsidiaries’ Organizational Documents, from and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation) to (i) indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of the Company or any Company Subsidiary and also with respect to any such Person, in such Person’s capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other Benefit Plan or enterprise (regardless of whether such other entity or enterprise is affiliated with the Company) serving at the request of or on behalf of the Company or any Company Subsidiary and together with such Person’s heirs, executors or administrators (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by, and subject to the conditions and procedures set forth in, applicable Law in connection with any Proceeding and any losses, claims, damages, liabilities, costs, Indemnification Expenses, Judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Proceeding in advance of the final disposition of such Proceeding, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security; provided, however, that the payment of any Indemnification Expenses incurred by an Indemnified Party in advance of the final disposition of a Proceeding shall be made only upon delivery to the Surviving Corporation of an undertaking by or on behalf of such Indemnified Party to repay all amounts so paid in advance if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified.  The indemnification and advancement obligations of the Surviving Corporation pursuant to this Section 6.11 extend to acts or omissions occurring at or before the Effective Time and any Proceeding relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Proceeding relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Company or any Company Subsidiary after the date of this Agreement and inure to the benefit of such person’s heirs, executors and personal and legal representatives. Any Indemnified Party wishing to claim indemnification or advancement of expenses under this Section 6.11(a), upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.11(a), except to the extent such failure materially prejudices such party’s position with respect to such claims).  As used in this Section 6.11, the (A) term “Indemnification Expenses” means reasonable and documented out-of-pocket attorneys’ fees and expenses and all other reasonable and documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding for which indemnification is required to be provided pursuant to this Section 6.11(a), including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party and (B) the phrase “to the fullest extent authorized or permitted by applicable Law” includes (1) to the fullest extent authorized or permitted by any provision of the NRS that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the NRS, and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the NRS adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves; provided that any amendment, alteration or repeal of the NRS that adversely affects any right of any Indemnified Party will, to the extent not prohibited by applicable Law, be prospective only and does not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.  Neither Parent nor the Surviving Corporation will settle, compromise or consent to the entry of any Judgment in any actual or threatened Proceeding in respect of which indemnification has been sought by such Indemnified Party hereunder unless such settlement, compromise or Judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b)          Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the Company’s Organizational Documents or the Company Subsidiaries’ Organizational Documents will be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and will survive the Merger and continue in full force and effect in accordance with their terms.

(c)          Except to the extent required by applicable Law, the Surviving Corporation’s Organizational Documents and each Company Subsidiary’s Organizational Documents will contain provisions no less favorable with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in the Company’s Organizational Documents and such Company Subsidiary’s Organizational Documents, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification is required by Law, and then only to the minimum extent required by Law; provided, however, that, unless required by Law, any such modification shall, to the extent not prohibited by applicable Law, be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; provided, further, that all rights to indemnification in respect of any Proceeding made within such period continue until the disposition of such Proceeding.

(d)          For a period of six years from the Effective Time, Parent will (subject to the next sentence) maintain in full effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies containing terms, conditions and limits no less favorable to the Indemnified Parties than the current policies so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but Parent is not required to pay annual premiums in excess of 350% of the last annual premiums paid therefor prior to the date of this Agreement and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 6.11(d) would cost in excess of that amount.  The Company may, and, if requested by Parent, shall use reasonable best efforts to, on or prior to the Effective Time, purchase a six-year prepaid tail directors’ and officers’ liability and fiduciary liability insurance policy with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such, providing coverage on terms and conditions and with limits not less favorable to the Indemnified Parties than the policies currently in place for directors’ and officers’ liability and fiduciary liability.

(e)          If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 6.11.

(f)           Parent will cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.11.

(g)          This Section 6.11 shall survive the consummation of the Merger and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Corporation and their respective successors and assigns.

Section 6.12         Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act. Prior to taking the actions required by this Section 6.12, the Company will provide Parent copies of any resolutions or other documentation with respect to such actions and the Company shall give consideration to all reasonable additions, deletions or changes suggested thereto by Parent.
Section 6.13         Employee Matters.
(a)          For a period of one year after the Effective Time (the “Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide to each employee of the Company and the Company Subsidiaries who is an employee of the Company or any Company Subsidiary immediately prior to the Effective Time (including, without limitation, any such employees who are on disability or other approved leave), other than an employee whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which shall be respected by Parent and the Surviving Corporation (the “Continuing Employee”), for so long as the Continuing Employee is employed by the Surviving Corporation during the Continuation Period, (i) base salary or wages that is no less favorable than as in effect immediately prior to the Effective Time, (ii) bonus and incentive opportunities (other than equity or equity-based compensation opportunities) that are each no less favorable than those in effect immediately prior to the Effective Time, (iii) severance benefits to each Continuing Employee that are no less favorable than those that would have been provided to such Continuing Employee under Company Benefit Plans as in effect immediately prior to the Effective Time, and (iv) employee benefits and arrangements (other than base salary or wages, bonus and incentive opportunities, equity or equity-based compensation opportunities, defined benefit pension plan benefits, retiree welfare benefits, early retirement benefits and severance benefits) to Continuing Employees that are no less favorable in the aggregate to those provided to similarly situated employees of Parent or any of its Affiliates.

(b)          The pool for the Company’s short-term incentive plan for the fiscal year ending April 2, 2021 (the “FY 2021 STIP”) shall be funded based on the greater of target or actual performance for such fiscal year, and FY 2021 STIP payments for such fiscal year shall be determined in the Company’s ordinary course of business consistent with past practice for each participant in the FY 2021 STIP as of the last day of such fiscal year and paid by the Company (or, following the Effective Time, by Parent or the Surviving Corporation) on or before June 1, 2021.

(c)          If the Effective Time occurs after April 2, 2021, Parent shall pay, or cause the Surviving Corporation to pay, as soon as reasonably practicable following the Effective Time (but in no event later than ten days following the Effective Time), to each Continuing Employee that is a participant in the Company’s short-term incentive plan for the fiscal year commencing April 3, 2021 (the “FY 2022 STIP”) an amount in cash equal to the Continuing Employee’s target incentive payment under the FY 2022 STIP, prorated for the number of days that have elapsed in such fiscal year through and including the date on which the Effective Time occurs (the “FY 2022 STIP Stub Payment”). In connection with the subsequent determination of the incentive payments payable under the FY 2022 STIP for the full fiscal year commencing April 3, 2021, any such incentive payment otherwise payable to a Continuing Employee may be offset and reduced by the amount of the FY 2022 STIP Stub Payment previously paid to such Continuing Employee.

(d)          To the extent Parent causes a Continuing Employee to cease to be eligible to participate in a Company Benefit Plan and instead provides for such Continuing Employee to be eligible to participate in a Benefit Plan sponsored or maintained by Parent or one of its Affiliates (the “Replacement Plans”), if such Replacement Plan is a group health plan, Parent shall use commercially reasonable efforts to credit (or cause to be credited) such Continuing Employee, for the plan year during which such coverage under such Replacement Plan begins, with any deductibles and copayments already incurred during such plan year under the comparable Company Benefit Plan to the extent such credit was provided under the corresponding Company Benefit Plan. Parent, the Surviving Corporation, their Affiliates, and the Replacement Plans shall recognize each Continuing Employee’s years of service and level of seniority with the Company and the Company Subsidiaries (including service and seniority with any other employer that was recognized by the Company or the Company Subsidiaries) for purposes of terms of employment and eligibility, vesting and benefit determination (but not for benefit accruals under any defined benefit pension plan) under the Replacement Plans, except where such recognition of service would result in a duplication of benefits. Parent shall cause each Replacement Plan to waive any preexisting condition exclusion or restriction with respect to participation and coverage requirements applicable to a Continuing Employee to the extent such exclusion or restriction did not apply with respect to such employee under the corresponding Company Benefit Plan.

(e)          From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor their respective obligations under all employment, severance, change in control, bonus and other agreements and plans, and to assume any such agreements and plans that require or contemplate assumption by their terms by an acquirer or successor, as such agreements and plans may be amended or terminated in accordance with their terms.

(f)          Parent or its applicable Affiliate will assume and honor all vacation and other paid time off days accrued or earned but not yet taken by each Continuing Employee as of the Closing Date.

(g)          Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any benefit or compensation plan, program, Contract, arrangement or agreement sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.13 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any Company Subsidiary), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

Section 6.14         Transaction Litigation.  In the event that any litigation or other Proceeding of any stockholder related to this Agreement or the Transactions is initiated or, to the Knowledge of the Company, threatened against any of the Company or any Company Subsidiary or the members of the Company Board (or of any equivalent governing body of any Company Subsidiary) prior to the Effective Time, the Company shall promptly notify Parent of any such litigation or other Proceeding and shall keep Parent reasonably informed on a current basis with respect to the status thereof.  The Company shall consult with Parent on a regular basis with respect to, and shall give Parent the opportunity to participate in the defense or settlement of, any security holder litigation or other Proceeding against the Company or its respective directors relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing provisions of this Section 6.14, nothing herein shall require the Company to disclose any information if the Company reasonably determines that such disclosure would (a) constitute a violation of any Contract with respect to confidentiality or non-disclosure owing to a third party (including any Governmental Entity) to which the Company or any of the Company Subsidiaries is a party, (b) constitute a violation of any applicable Law or (c) result in a waiver of attorney-client privilege, work product doctrine or similar privilege; provided that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent to the extent that the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws.

Section 6.15         Financing.
(a)          Parent and Merger Sub shall use reasonable best efforts (which such “reasonable best efforts” shall not be deemed to require Parent or Merger Sub to incur any fees or out-of-pocket expenses to the Lenders in connection therewith that are in excess of those specified in the Debt Commitment Letter) to take (or cause to be taken) all actions necessary to arrange as promptly as reasonably practicable prior to the Closing (i) the Financing on the terms and conditions (including any “market flex” provisions included in any related fee letter) set forth in the Financing Commitment Letter or on such other terms that would not be prohibited by Section 6.15(b) or (ii) in the event all or any portion of the Financing pursuant to the Financing Commitment Letter becomes unavailable, the Alternative Financing on the terms and conditions set forth in the Alternative Commitment Letter (including any “market flex” provisions included in any fee letter relating thereto) or on such other terms as would not be prohibited by Section 6.15(b).  Parent and Merger Sub shall use reasonable best efforts to (A) maintain the Financing Commitment Letter (or any permitted replacement, amended, modified or alternative financing, including any Replacement Commitment Facility) in effect until the earlier of the initial funding of the Financing, the termination thereof in accordance with their respective terms or the effectiveness of the Financing Agreements, (B) negotiate definitive agreements with respect to the Debt Financing, on the terms and conditions contained in the Debt Commitment Letter (including any “market flex” provisions included in any related fee letter) or on such other terms that would not be prohibited by Section 6.15(b) (the “Financing Agreements”) and shall deliver to the Company a copy thereof as promptly as practicable, and upon the effectiveness thereof, maintain the Financing Agreements in effect until the initial funding of the Financing or the termination thereof in accordance with their respective terms, (C) comply with the obligations that are set forth in the Financing Commitment Letter that are applicable to Parent and Merger Sub and satisfy on a timely basis all conditions precedent to the availability of the Financing set forth in the Financing Commitment Letter and the Financing Agreements that are within its control, (D) fully enforce the rights of Parent and Merger Sub under the Financing Commitment Letter and the Financing Agreements, and (E) arrange for the Financing to be available for Parent and Merger Sub to draw upon and consummate at or prior to the Closing.  In the event the Debt Financing in the amounts set forth in the Debt Commitment Letter or the Financing Agreements, or any portion thereof, becomes unavailable, or it becomes reasonably likely that it may become unavailable, on the terms and conditions contemplated in the Debt Commitment Letter (including any “market flex” provisions included in any related fee letter) or the Financing Agreements, Parent shall use reasonable best efforts (which such “reasonable best efforts” shall not be deemed to require Parent or Merger Sub to incur any fees or out-of-pocket expenses to the Lenders in connection therewith that are in excess of those specified in the Debt Commitment Letter) to obtain promptly alternative financing, from the same or alternative financing sources, in an amount sufficient to consummate the Transactions (“Alternative Financing”), and not containing conditions or other terms that would reasonably be expected to affect the availability thereof that (1) are more onerous or materially less favorable than those conditions and terms contained in the Debt Commitment Letter as of the date hereof or (2) would reasonably be expected to delay the Closing and is otherwise on terms that are not materially less favorable, in the aggregate, to Parent than the terms contained in the Debt Commitment Letter, and to obtain, and, when obtained, to provide promptly to the Company a copy of, a new financing commitment that provides for such Alternative Financing (the “Alternative Commitment Letter”) and to negotiate definitive agreements with respect thereto on the terms and conditions contained therein (the “Alternative Financing Agreements”).  In the event any Alternative Financing is obtained, any reference in this Agreement to “Financing” shall include such Alternative Financing, any reference to “Financing Commitment Letter” shall include the Alternative Commitment Letter with respect to such Alternative Financing, any reference to “Lenders” shall include the financial institutions providing such Alternative Financing, and any reference to “Financing Agreements” shall include any definitive agreements with respect to such Alternative Commitment Letter, and all obligations of each Party pursuant to this Section 6.15 shall be applicable thereto to the same extent as such Party’s obligations, as the case may be, with respect to the Financing.  Any Replacement Commitment Facility and, to the extent replacing the Debt Financing, the Opco Debt Financing must satisfy the same requirements as would apply to Alternative Financing pursuant to this Section 6.15. Parent shall promptly pay or cause to be paid all commitment, engagement or arrangement fees, ticking fees, structuring fees, upfront fees or similar fees and expenses associated with the Financing (including as a result of the exercise of any “market flex” provisions in any fee letter by the Lenders) (the “Commitment Fee Expenses”).

(b)          Parent shall use reasonable best efforts to keep the Company informed on a prompt basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company drafts (reasonably in advance of execution) and thereafter complete, correct and executed copies of the Financing Agreements.  Without limitation of the obligations of Parent under this Agreement, Parent shall use reasonable best efforts to give the Company prompt written notice if Parent becomes aware of (i) any actual or threatened in writing breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Financing Commitment Letter or the Financing Agreements; (ii) any actual or threatened in writing withdrawal, repudiation or termination of the Financing by any of the Lenders; (iii) any material dispute or disagreement between or among any of the parties to the Financing Commitment Letter or the Financing Agreements relating to, or otherwise potentially affecting, the amount or the availability of the Financing on the Closing Date or satisfaction of the conditions thereunder; and (iv) any amendment or modification of, or waiver under, the Financing Commitment Letter or the Financing Agreements that would reasonably be expected to delay or prevent the Closing or make the funding of the Financing less likely or adversely impact Company’s ability to enforce its rights under the Financing Commitment Letter or to consummate the transactions contemplated hereby; provided that Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, co-managers, syndication agents or other financing sources who had not executed the Debt Commitment Letter as of the date hereof in connection therewith and amend the economic and other arrangements with respect to the appointment of such exiting and additional entities; provided, further, that any such amendments shall not reduce the aggregate proceeds of the Financing below such amount as is required to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions.  Parent shall give the Company prompt written notice if Parent believes in good faith that Parent will not be able to timely obtain all or any portion of the Financing on the terms and in the manner or from the sources contemplated by the Financing Commitment Letter or the Financing Agreements.  Parent shall keep the Company informed in reasonable detail of the status of its efforts to arrange the Financing, including by providing copies of then-current drafts of the Financing Agreements and providing copies of all definitive Financing Agreements, in each case, upon written request by the Company.  Parent shall not, without the prior written consent of the Company, amend, modify, supplement, restate, substitute, replace, terminate, or agree to any waiver under the Financing Commitment Letter (including replacing the Debt Financing with the Opco Debt Financing) in a manner that (A) adds new or expands upon the conditions precedent to the funding of the Financing as set forth in the Financing Commitment Letter, (B) would reduce the aggregate amount of the Financing provided for under the Financing Commitment Letter, (C) would limit the rights and remedies of Parent as against the Lenders or (D) would otherwise prevent or delay or impair the consummation of the transactions contemplated by this Agreement; provided that notwithstanding the foregoing, (1) Parent may implement any of the “market flex” provisions exercised by the Lenders in accordance with any related fee letter as of the date hereof (or, in respect of any Alternative Financing, in accordance with the “market flex” provisions exercised by the Lenders in accordance with any fee letter relating thereto), (2) additional lenders and financing sources, and Affiliates thereof, may be added (including in replacement of a Lender) to the Debt Commitment Letter (or all or a portion of the commitments may be assigned to new or existing lenders and financing sources) after the date hereof or thereof and Parent may reallocate commitments or assign or re-assign titles and roles to or among parties to the Debt Commitment Letter and (3) Parent may amend the Equity Commitment Letter to increase the amount of Equity Financing available thereunder.  Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of Company, take or fail to take any action or enter into any transaction that could reasonably be expected to impair, delay or prevent consummation of the Financing contemplated by the Financing Commitment Letter.

(c)          Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining the Financing.

Section 6.16         Financing Cooperation.

(a)          Prior to the Closing, the Company shall (and shall cause its Subsidiaries to) use its reasonable best efforts to provide, at the sole expense of Parent, and shall use its reasonable best efforts to cause its Representatives to provide, the following cooperation as reasonably requested by Parent that is necessary, proper or customary in connection with the arrangement and consummation of the Debt Financing (or (x) any permitted replacement, amended, modified or alternative financing, including any Replacement Commitment Facility, and (y) the Opco Debt Financing), including reasonable best efforts to do the following:

(i)          furnish to Parent, the Lender Related Parties or any other debt financing sources, as promptly as practicable following Parent’s request, with such pertinent and customary reasonably available information necessary to syndicate or complete the underwriting or private placement of the Debt Financing as may be reasonably requested by Parent, the Lender Related Parties or any other debt financing sources regarding the business, operations, financial projections and prospects of the Company and the Company Subsidiaries as is customary for investment grade public companies in connection with the arrangement or marketing of financings such as the Debt Financing;

(ii)         furnish to Parent the most recent financial statements contained in the Filed Company SEC Documents;

(iii)        upon reasonable advance notice, participate in a reasonable number of meetings (including one-on-one meetings with the parties acting as lead arrangers, bookrunners, underwriters or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company and the Company Subsidiaries), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing at times and dates reasonably acceptable to the Company and the Company Subsidiaries;

(iv)        reasonably assist with the preparation of customary offering documents, customary marketing materials (including assistance in creating usual and customary “public versions” of the foregoing), including confidential information memoranda, offering memoranda and materials for rating agency presentations, lender and investor presentations, bank syndication materials, roadshow presentations and similar documents required in connection with the Debt Financing by providing information about the Company Business reasonably available to the Company and the Company Subsidiaries and, in each case, executing customary authorization and management representation letters in connection therewith; provided that such letters and confirmations provide that (A) Company, and each of its respective Representatives and Affiliates shall not have any liability of any kind or nature resulting from the use of information contained in any marketing material and (B) the recipient of such letters of authorizations agrees that it shall be entitled to rely only on the representations and warranties contained in the definitive documentation with respect to the Debt Financing;

(v)         (A) provide assistance with the preparation of the definitive financing documentation, including any credit or loan agreements, purchase agreements, indentures, and other related definitive financing documents, certificates or documents (including, in each case, any schedules and exhibits thereto), contemplated by the Debt Financing, or any other agreements, documents or certificates that facilitate the creation, perfection or enforcement, in each case, as of the Closing, of Liens securing such Debt Financing as may be requested (B) facilitate in the provision of guarantees and collateral of the Company and the Company’s Subsidiaries, in each case, related to the Debt Financing and to be effective no earlier than the borrowing under the Debt Financing on the Closing Date, and (C) obtain such consents, acknowledgements, authorizations, approvals and instruments reasonably requested by the Parent to permit the consummation of the Debt Financing, including releases, terminations, waivers, consents, estoppels and approvals as may be reasonably required in connection therewith (including releases and terminations with respect to any applicable guarantees or applicable Liens (other than Permitted Liens));

(vi)        cooperate with, and taking all actions reasonably requested by, Parent in order to facilitate the termination and payoff of the Credit Facility and the release of Liens thereunder, to be effective no earlier than the borrowing under the Debt Financing on the Closing Date;

(vii)       provide, no later than three Business Days prior to the anticipated closing of the Debt Financing, after any request therefor from Parent, all documentation and other information about the Company and the Company Subsidiaries required by applicable beneficial ownership, “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested at least 10 Business Days prior to the anticipated closing of the Debt Financing; and

(viii)      to the extent applicable, (A) provide customary financial information as reasonably requested by Buyer to enable Buyer to prepare pro forma financial statements; (B) assist in the preparation of offering documents and memoranda and “road show” presentations, including by providing records, data or other information reasonably necessary to support any statistical information or claims relating to the Company and the Company Subsidiaries appearing in the aforementioned materials, and assisting Parent in the preparation of pro forma financial statements (it being understood and agreed that such assistance shall not require the Company or the Company Subsidiaries to provide any information regarding any post-closing or pro forma cost savings, synergies, capitalization (including quantum and pricing of any indebtedness incurred in connection with the contemplated transactions), ownership or other post-closing pro forma adjustments); and (C) cause the independent accountants of the Company to provide assistance to Buyer including providing comfort letters (including customary negative assurance comfort), participating in accounting due diligence sessions and assistance in connection with providing customary review of interim financial statements.

(b)          Notwithstanding anything to the contrary in Section 6.16(a), no action contemplated in Section 6.16(a) shall be required if any such action shall (i) unreasonably disrupt or interfere with the business or ongoing operations of the Company or the Company Subsidiaries; (ii)(A) cause any representation or warranty or covenant contained in this Agreement to be breached or (B) cause the Company or any of its Subsidiaries to jeopardize any attorney-client privilege or beach any Contract, applicable Law or Organizational Document; (iii) involve the entry into any Financing Agreement or any other binding commitment by the Company or any of its Subsidiaries that is not contingent upon the Closing Date occurring or that would be effective prior to the Closing Date; (iv) other than in connection with customary authorization and management representation letters described above, require the Company or any of its Subsidiaries or any of their Representatives to provide (or to have provided on its behalf) any certificates that would be effective prior to the Closing Date or any legal opinions; (v) require the Company or any of its Subsidiaries to pay any out-of-pocket fees or expenses prior to the Closing that are not promptly reimbursed by Parent as set forth in Section 6.16(e); (vi) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability; (vii) require the Company or any of its Subsidiaries to execute and deliver any pledge or security documents or certificates, documents or instruments relating to the provision of guarantees and collateral in connection with the Financing that is not contingent upon the Closing Date occurring or that would be effective prior to the Closing Date; (viii) except as necessary to give effect to the items expressly contemplated in this Section 6.16(b) and without limiting clauses (iii) and (vii) above, require the Company or any of its Subsidiaries to execute and deliver any documentation (including corporate resolutions) related to the Financing; or (ix) cause any condition to the Closing set forth in Article VII to fail to be satisfied.  The Company hereby consents to the use of the Company’s and the Company Subsidiaries’ logos solely to the extent necessary in connection with the Financing and solely in a manner that is accurate and not intended or likely to harm or disparage the reputation or goodwill of the relevant party, or any of their respective Intellectual Property rights and will comply with the Company’s usage requirements and guidelines to the extent made available to Parent prior to such use.

(c)          Parent acknowledges and agrees that (i) the Company and the Company Subsidiaries and their respective Representatives shall not be required to (A) pay any Commitment Fee Expenses or incur any other liability in connection with the Financing, or, if applicable, the Alternative Financing or (B) prepare or provide (1) any pro forma financial statements or pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial statements or pro forma financial information, (2) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (3) projections, risk factors or other forward-looking statements relating to all or any component of the Financing, (4) financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (5) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K, (ii) the effectiveness of any documentation executed by the Company and the Company Subsidiaries shall be subject to the consummation of the Closing and (iii) nothing shall obligate any individual other than an employee continuing to serve as a director of the Company or the Company Subsidiaries after the Closing to adopt or approve any corporate resolution or execute or deliver any other document in connection with the Financing, any Alternative Financing or the Financing Agreements.  Notwithstanding anything to the contrary contained herein, the Company and the Company Subsidiaries shall not be required to deliver any financial statements or other financial information except as contemplated by clause (ii) of Section 6.16(a).  In no event shall the Company or the Company Subsidiaries or any of their respective Affiliates be in breach of this Agreement because of the failure to deliver any financial or other information that is not currently readily available or is not otherwise prepared in the ordinary course of business of the Company and the Company Subsidiaries at the time requested by Parent.  Notwithstanding anything to the contrary herein, (I) any breach (other than a willful and material breach) by the Company or the Company Subsidiaries of their obligations under Section 6.16 shall not constitute a breach of this Agreement for purposes of Section 8.1 or Section 8.3 or the condition precedent set forth in Section 7.3, and (II) no breach by the Company or the Company Subsidiaries of their obligations of Section 6.16 with respect to the Opco Debt Financing or Section 6.16(a)(viii) shall constitute a breach of this Agreement for purposes of Section 8.1 or Section 8.3 or the condition precedent set forth in Section 7.3.

(d)          All confidential, proprietary or non-public information regarding the Company Business obtained by Parent or its Representatives pursuant to this Section 6.16 shall be kept confidential in accordance with the terms of the Confidentiality Agreement.  Any Lender Related Parties who receive confidential, proprietary or non-public information as provided in Section 6.7(b) or this Section 6.16 will be deemed to be Representatives of Parent for purpose of the obligations in such sentence and under the terms of the Confidentiality Agreement.

(e)          Parent shall (i) promptly upon request by the Company, reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation provided for in this Section 6.16, and (ii) promptly indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments and penalties (including reasonable and documented attorneys’ fees) actually suffered or incurred by them in connection with the arrangement or consummation of the Financing, except to the extent any such liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments or penalties arise out of or result from fraud, willful misconduct or gross negligence by any of the Company, its Subsidiaries or their respective Representatives, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Section 6.17         A/R Facility.  Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, effective as of, and conditioned upon, Closing, (a) terminate, with no further force or effect or obligations of any party thereto, monetary or otherwise, the A/R Facility, and (b) provide for the release of any and all Liens arising under the A/R Facility.

Section 6.18         Stock Exchange Delisting.  The Company (and the Surviving Corporation, as applicable) shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time in compliance with applicable Law, and prior to the Effective Time the Company and Parent shall reasonably cooperate and use reasonable best efforts to take all necessary steps with respect thereto.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1           Mutual Closing Conditions.  The obligations of each of the Parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or waiver by both the Company and Parent, to the extent permitted by applicable Law) of each of the following:
(a)          Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company.

(b)          No Injunctions or Restraints.  No Governmental Entity having jurisdiction over any Party shall have issued any Judgment or taken any other action, in each case, preventing, making illegal, restraining, enjoining or otherwise prohibiting the consummation of the Transactions and no Law shall be in effect that makes consummation of the Transactions illegal or otherwise prohibited, restrained or prevented.

(c)          Regulatory Approval.  The waiting period applicable to the Transactions under the HSR Act has expired or been terminated.

Section 7.2           Additional Company Conditions to Closing.  The obligation of the Company to consummate the Merger is further conditioned upon satisfaction (or waiver by the Company) at or prior to the Closing of each of the following:
(a)          Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)          Covenants.  Each and all of the agreements and covenants of Parent and the Parent Subsidiaries to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c)          Parent Closing Certificate.  The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3           Additional Parent Conditions to Closing.  The obligation of Parent and Merger Sub to consummate the Merger is further conditioned upon satisfaction (or waiver by Parent) at or prior to the Closing of each of the following:
(a)          Representations and Warranties.  The representations and warranties of the Company contained in (i) this Agreement (other than those set forth in Section 4.1 (solely with respect to the Company), Section 4.2(a), Section 4.4, Section 4.8(a) and Section 4.22) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Section 4.1 (solely with respect to the Company) and Section 4.4 are true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) Section 4.2(a) and Section 4.22 are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any immaterial inaccuracies and (iv) Section 4.8(a) are true and correct as of the date of this Agreement, as if made as of such time.

(b)          Covenants.  Each and all of the agreements and covenants of the Company and the Company Subsidiaries to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c)          No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d)          Company Closing Certificate.  Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

Section 7.4           Frustration of Closing Conditions.  None of the Parties may rely, as a basis for not consummating the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was proximately caused by such Party’s breach of any provision of this Agreement.
ARTICLE VIII
TERMINATION

Section 8.1           Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing (notwithstanding receipt of the Company Stockholder Approval, except as expressly noted) as follows:
(a)          by the mutual written consent of the Company and Parent in a written instrument;

(b)          by the Company or Parent if any Governmental Entity having jurisdiction over any Party shall have issued a final nonappealable Judgment or taken any other action, in each case, permanently preventing, making illegal, restraining, enjoining or otherwise prohibiting the consummation of the Transactions or any Law that permanently makes consummation of the Transactions illegal or otherwise prohibited, restrained or prevented shall be in effect; provided that the right to terminate this Agreement under this Section 8.1(b) is not available to the Company, on the one hand, or Parent, on the other hand, if such Judgment or Law was proximately caused by the failure of the Company, on the one hand, or one of Parent or Merger Sub, on the other hand, to comply with any of its obligations under this Agreement;

(c)          by Parent if the Company has breached or failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure or inaccuracy would result in the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (i) two Business Days prior to the Outside Date and (ii) 30 days following receipt by the Company of notice of such breach, failure or inaccuracy from Parent; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available if Parent is itself in breach of any provision of this Agreement or has failed to perform or comply with, or there is any accuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach, failure or inaccuracy would result in the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b);

(d)          by the Company if Parent has breached or failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure or inaccuracy would result in the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (i) two Business Days prior to the Outside Date and (ii) 30 days following receipt by Parent of notice of such breach, failure or inaccuracy from the Company; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available if the Company is itself in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach, failure or inaccuracy would result in the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b);

(e)          by the Company or Parent if the Closing does not occur on or before July 27, 2021 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(e) is not available to the Company, on the one hand, or Parent, on the other hand, if such failure of the Closing to occur proximately caused by  to the failure of the Company, on the one hand, or one of Parent or Merger Sub, on the other hand, to comply with any of its obligations under this Agreement;

(f)           by the Company or Parent if, after the final adjournment of the Company Stockholders Meeting at which a vote of the Company stockholders has been taken in accordance with this Agreement, the Company Stockholder Approval has not been obtained;

(g)          by Parent prior to the time the Company Stockholder Approval is obtained, if the Company Board or any committee thereof shall have effected a Company Change in Recommendation;

(h)          by the Company prior to the time the Company Stockholder Approval is obtained, if the Company Board or any committee thereof shall have effected a Company Change in Recommendation;

(i)           by the Company prior to the time the Company Stockholder Approval is obtained, if this Agreement is terminated to enter into a definitive agreement relating to a Company Superior Proposal in accordance with Section 6.4; provided that, concurrently with such termination, the Company enters into such definitive agreement; provided, further, that the Company shall have prior to or concurrently with such termination tendered payment to Parent of the Company Termination Fee; or

(j)           by the Company, if (i) the closing conditions set forth in Section 7.1 and Section 7.3 (other than those closing conditions that by their nature are to be satisfied at the Closing, but subject to such closing conditions being able to be satisfied) have been satisfied or waived (if permissible under applicable Laws) at the Closing, (ii) Parent shall have failed to consummate the Closing within three Business Days following the date on which the Closing should have occurred pursuant to Section 2.2(a) and (iii) the Company has notified Parent by written notice that it stands ready, willing and able to consummate the Closing at all times during such three-Business Day period; provided, that notwithstanding anything in Section 8.1(e) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.1(e) during any such three Business Day period.

Section 8.2           Procedure Upon Termination.  In the event of valid termination of this Agreement by Parent, the Company, or both pursuant to Section 8.1, written notice thereof shall be given to the Other Party, and this Agreement will terminate, effective immediately upon delivery of such written notice to the Other Party, without further action by Parent or the Company.
Section 8.3           Effect of Termination.  In the event that this Agreement is validly terminated as provided in Section 8.1, each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent or the Company; provided that (a) the agreements and obligations of the Parties set forth in Section 6.7(b), Section 6.8, Section 6.16(e), this Section 8.3, Section 8.4 and Article IX will survive any such termination and are enforceable hereunder; (b) Parent and the Company may have liability as provided in Section 8.4; (c) nothing in this Section 8.3 will relieve the Company of any liability for any Willful Breach of any covenant or agreement contained herein occurring prior to termination, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity; and (d) the Confidentiality Agreement and the Guarantee will survive any such termination in accordance with their respective terms.

Section 8.4           Fees and Expense Reimbursement.
(a)          In the event that (A) prior to the termination of this Agreement, a Company Acquisition Proposal is publicly submitted, publicly proposed, publicly disclosed or otherwise publicly communicated to the Company Board or otherwise generally made known to the stockholders of the Company prior to, and not withdrawn prior to, the date of termination of this Agreement, (B) this Agreement is terminated (1) by the Company or Parent pursuant to Section 8.1(e) (Outside Date) or Section 8.1(f) (Failure to Obtain Company Stockholder Approval) or (2) by Parent pursuant to Section 8.1(c) (Company Breach) and (C) the Company enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal within 12 months after the date this Agreement is terminated, then the Company will pay (or cause to be paid) to Parent the Company Termination Fee upon the earliest date of when such definitive agreement is executed or such Company Acquisition Proposal is consummated.  For purposes of this Section 8.4(a), any reference in the definition of Company Acquisition Transaction to “20%” shall be deemed to be to be a reference to “50%”.

(b)          In the event this Agreement is terminated by Parent pursuant to Section 8.1(g) (Company Change in Recommendation), the Company will pay (or cause to be paid) to Parent the Company Termination Fee within two Business Days of termination of this Agreement.

(c)          In the event this Agreement is terminated by the Company pursuant to Section 8.1(h) (Company Change in Recommendation) or Section 8.1(i) (Company Superior Proposal), the Company will pay (or cause to be paid) to Parent the Company Termination Fee prior to or concurrently with the termination of this Agreement.

(d)          In the event this Agreement is terminated by the Company pursuant to Section 8.1(d) (Parent Breach) or Section 8.1(j) (Parent’s Failure to Close), Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee within two Business Days of termination of this Agreement.

(e)          In the event this Agreement is terminated by Parent pursuant to Section 8.1(e) (Outside Date) and the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(d) (Parent Breach) or Section 8.1(j) (Failure to Close) but for such termination pursuant to Section 8.1(e), Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee within two Business Days of termination of this Agreement.

(f)           Any payment of the Company Termination Fee or the Parent Termination Fee will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

(g)          Each of the Parties acknowledges that the provisions of this Section 8.4 are an integral part of the Transactions and that, without these agreements, the Other Party would not enter into this Agreement.  Each of the Parties further acknowledges that the payment of the Company Termination Fee by the Company or the Parent Termination Fee by Parent, as applicable, is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, or the Company, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.  If the Company or Parent, as the case may be, fails to promptly pay the amount due by it pursuant to this Section 8.4, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.  If, in order to obtain such payment, the Company or Parent, as the case may be, commences a Proceeding that results in judgment for the Party that commenced such Proceeding for such amount, the Other Party shall pay such commencing Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding.

(h)          Subject in all respects to the Company’s rights set forth in Section 9.9 and the reimbursement and indemnification obligations of Parent under Section 6.16(e), (i) the Company’s right to (A) terminate this Agreement and (B) receive the Parent Termination Fee (if and only if such fee is payable pursuant to Section 8.4(d) or Section 8.4(e)), together with any amounts payable pursuant to Section 8.4(g), shall be the sole and exclusive remedy (other than as provided in Section 9.9, the Equity Commitment Letter and the Guarantee) of the Company and the Company Subsidiaries against the Parent Related Parties for any breach, loss or damages suffered as a result or arising out of this Agreement, the Guarantee, the Equity Commitment Letter, the Debt Commitment Letter, any other documents and instruments executed by any Parent Related Party pursuant hereto, the Transaction and the other transactions contemplated by the foregoing (in each case other than the Confidentiality Agreement), including the failure of the Transactions to be consummated, and (ii) upon payment of such amount (if and only if such fee is payable pursuant to Section 8.4(d) or Section 8.4(e)), the Parent Related Parties shall not have any further liability or obligation relating to or arising out of this Agreement, the Guarantee, the Equity Commitment Letter, the Debt Commitment Letter, any other documents and instruments executed by any Parent Related Party pursuant hereto, the Transaction or any of the other transactions contemplated by the foregoing (in each case other than the Confidentiality Agreement).  For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the Company shall be permitted to seek both a grant of specific performance in accordance with Section 9.9 and the payment of the Parent Termination Fee under this Section 8.4.

(i)           Subject in all respects to Parent’s rights set forth in Section 9.9, if and only if the Company Termination Fee is payable pursuant to Section 8.4(a), 8.4(b) or 8.4(c), (i) Parent’s right to (A) terminate this Agreement and (B) receive the Company Termination Fee (if and only if such fee is payable pursuant to Section 8.4(a), 8.4(b) or 8.4(c)), together with any amounts payable pursuant to Section 8.4(g), shall be the sole and exclusive remedy (other than as provided in Section 9.9) of the Parent Related Parties against the Company and the Company Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, Representatives or Affiliates (collectively, “Company Related Parties”) for any breach, loss or damages suffered as a result of or arising out of this Agreement any other documents and instruments executed by any Company Related Party pursuant hereto, the Transaction and the other transactions contemplated by the foregoing (in each case other than the Confidentiality Agreement), including the failure of the Transactions to be consummated, and (ii) upon payment of such amount (if and only if such fee is payable pursuant to Section 8.4(a), 8.4(b) or 8.4(c)), the Company Related Parties shall not have any further liability or obligation relating to or arising out of this Agreement, any other documents and instruments executed by any Company Related Party pursuant hereto, the Transaction or any of the other transactions contemplated by the foregoing (in each case other than the Confidentiality Agreement).  For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, Parent shall be permitted to seek both a grant of specific performance in accordance with Section 9.9 and the payment of the Company Termination Fee under this Section 8.4.

(j)           As used herein, (i) “Company Termination Fee” means a cash amount equal to $97,013,974 and (ii) “Parent Termination Fee” means a cash amount equal to $242,534,936.

(k)          In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee or the Company be entitled to receive more than one payment of the Parent Termination Fee, in each case, in connection with this Agreement.

(l)           While each of the Company and Parent may pursue both a grant of specific performance in accordance with Section 9.9 and the payment of the Parent Termination Fee or the Company Termination Fee, as applicable, under this Section 8.4, under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Merger and any money damages, including all or any portion of the Parent Termination Fee or the Company Termination Fee, as applicable.

(m)         Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions.

ARTICLE IX
MISCELLANEOUS

Section 9.1           Amendments and Waivers. Subject to Section 9.12, at any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that following receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval by the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.  Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.  Subject to Section 8.4(h) and Section 8.4(i), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.
Section 9.2           Counterparts.  This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.
Section 9.3           Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person, (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided that confirmation of email transmission is obtained), in each case as follows (or at such other address for a Party as shall be specified by like notice):
(a)	If to Parent or Merger Sub, to:

c/o Veritas Capital Fund Management, L.L.C.
9 West 57th Street, 32nd Floor
New York, New York 10019
	Attention:	Aneal Krishnan
	Email:	akrishnan@veritascapital.com

with a copy (which does not constitute notice) to:

Schulte, Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
	Attention:	Richard A. Presutti
	Email:	richard.presutti@srz.com

(b)	If to the Company, to:

14295 Park Meadow Drive
Chantilly, VA 20151
	Attention:	James L. Gallagher
	Email:	jgallagher@perspecta.com

with a copy (which does not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
	Attention:	Scott A. Barshay
Rachael G. Coffey
Cullen L. Sinclair
	Email:	sbarshay@paulweiss.com
rcoffey@paulweiss.com
csinclair@paulweiss.com

All such notices, requests, claims, demands and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 9.4           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the Other Party, except as provided in Section 9.12 and except that (a) Merger Sub may assign, in each entity’s sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but, in each case, no such assignment shall relieve Merger Sub of any of its obligations hereunder, (b) Parent may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more Affiliates of Parent but, in each case, no such assignment shall relieve Parent of any of its obligations hereunder, and (c) the Company may assign any of its rights (but not delegate any of its obligations) under Section 8.4 to one or more wholly owned Subsidiaries, but no such assignment shall relieve the Company of any of its obligations hereunder.  Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5           Entire Understanding: No Third-Party Beneficiaries.  This Agreement, together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto, constitutes the entire agreement and understanding of the Parties with respect to the matters therein and herein and supersedes all prior agreements and understandings on such matters.  The provisions of this Agreement are binding upon and inure to the benefit of the Parties hereto and, subject to Section 9.4, their respective successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors except (a) following the Effective Time, (i) as provided in Section 6.11 (which will be to the benefit of the Persons referred to in such Section), (ii) the rights of holders of Company Common Stock to receive the Merger Consideration and (iii) the rights of holders of Company Stock Options, Company RSUs, Company PSUs and Director RSUs to receive such amounts as provided for in Section 3.2 and (b) as provided in Section 9.12.
Section 9.6           Severability.  Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.  If a final Judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Section 9.7           Governing Law; Venue; Waiver of Jury Trial.
(a)          Subject to Section 9.12, this Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof; provided, however, that issues involving the consummation and effects of the Merger will be governed by the laws of the State of Nevada to the extent the application of Nevada law is mandatory.

(b)          Subject to Section 9.12, the Parties irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, in connection with any dispute that arises in respect of this Agreement and the documents referred to in this Agreement or in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined exclusively by such a Delaware state or federal court.  The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or proceeding in the manner provided in Section 9.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

Section 9.8           No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no past, present or future Lender Related Party, Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any Party hereto has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the Transactions.
Section 9.9           Specific Performance.
(a)          The Parties agree that irreparable damage, for which monetary damages or other legal remedies would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity.  Each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance and further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further agrees that neither the Other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)          Notwithstanding anything to the contrary in Section 9.9(a), the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Parent’s and Merger Sub’s obligations to cause the Effective Time to occur and to effect the Closing (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (i) the closing conditions set forth in Section 7.1 and Section 7.3 (other than those closing conditions that by their nature are to be satisfied at the Closing, but subject to such closing conditions being able to be satisfied) have been satisfied or waived (if permissible under applicable Laws) at the Closing, (ii) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, (iii) the Company has irrevocably confirmed that (A) it stands ready, willing and able to consummate the Closing and (B) if the Equity Financing and Debt Financing are funded, then it would take such actions required of it by this Agreement to cause the Closing to occur and (iv) Parent and Merger Sub have failed to consummate the Closing on or prior to the third Business Day following such confirmation from the Company.

Section 9.10         Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred by the Company in connection with the Merger shall be paid by the Company or the Surviving Corporation, as applicable, when due.
Section 9.11         Survival.  The representations, warranties, covenants and agreements contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time, other than the covenants and agreements of the Parties (including the Surviving Corporation) that, by their terms, contemplate performance after the Effective Time, which shall survive the Effective Time in accordance with their respective terms.
Section 9.12        Debt Financing Sources.  Notwithstanding anything in this Agreement to the contrary, the Parties hereby:
(a)          agree that any suit, action or Proceeding, whether in contract or in tort or otherwise, involving any Lender Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (a “Financing Action”) shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and any appellate courts thereof) and irrevocably submit themselves and their respective property with respect to any such Financing Action to the exclusive jurisdiction of such courts, and such Financing Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the Law of the State of Delaware)) shall be governed by, and construed in accordance with, the Law of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction);

(b)          agree not to bring or support any Financing Action of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any Lender Related Party, as the case may be, in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and any appellate courts thereof);

(c)          irrevocably waive, to the fullest extent that they may effectively do so, the defense of an inconvenient forum to the maintenance of any Financing Action in any such court with respect to any Financing Action against any Lender Related Party;

(d)          KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY FINANCING ACTION BROUGHT AGAINST THE LENDER RELATED PARTIES IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER;

(e)          agree that none of the Lender Related Parties will have any liability to the parties to this Agreement (in each case, other than Parent and its Subsidiaries from and after the Closing under the Debt Commitment Letter to the extent a party thereto) relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent, Merger Sub or its Affiliates that is a party to the Debt Commitment Letter (or definitive financing documentation) against the Lender Related Parties under the Debt Commitment Letter or such definitive financing documentation with respect to the Debt Financing or any of the transactions contemplated thereby or the performance of any services thereunder);

(f)           agree that the Lender Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the agreements in Section 8.4(h) and this Section 9.12, and such provisions and the definition of “Lenders” and “Lender Related Party” shall not be amended in any way adverse to the Lender Related Parties without the prior written consent of the Lenders; and

(g)          agree that each of Parent and Merger Sub may assign this Agreement (and all rights, interests and obligations hereunder) for collateral security purposes to any Person providing financing thereto pursuant to the terms of such financing (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing) but, in each case, no such assignment shall relieve Parent or Merger Sub of any of their respective obligations hereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.
PERSPECTA INC.

By:	/s/ John M. Curtis
	Name:	John M. Curtis
	Title:	Chairman and CEO

JAGUAR PARENTCO INC.

By:	/s/ Ramzi Musallam
	Name:	Ramzi Musallam
	Title:	President

JAGUAR MERGER SUB INC.

By:	/s/ Ramzi Musallam
	Name:	Ramzi Musallam
	Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit 3.1

PERSPECTA INC.

BYLAWS AMENDMENT

The Bylaws of Perspecta Inc. are hereby amended to add a new Article X, as set forth below:

“Article X

Exclusive Forum

Section 1.  Exclusive Forum for Internal Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder  of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Nevada Revised Statutes, the Articles of Incorporation or these Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine, shall be the Eighth Judicial District Court in and for the County of Clark, State of Nevada (or, if the Eighth Judicial District Court in and for the County of Clark, State of Nevada lacks jurisdiction over such action or proceeding, then another court of the State of Nevada or, if no court of the State of Nevada has jurisdiction, then the United States District Court for the District of Nevada in Clark County, such that the action will be assigned to the unofficial Southern Division of that Court).

Section 2.  Exclusive Forum for Securities Act Claims.  Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.”